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EXHIBIT 10.3

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT ("Credit Agreement") is made and entered into as of the 6th day of September, 2002, by and among HERBST GAMING, INC., a Nevada corporation (the "Borrower"), FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company, dba TERRIBLE'S HOTEL & CASINO (the "Collateral Guarantor") and U.S. BANK NATIONAL ASSOCIATION (herein together with its successors and assigns the "Lender").

R  E  C  I  T  A  L  S:

        WHEREAS:

        A.    In this Credit Agreement all capitalized words and terms shall have the respective meanings and be construed herein as hereinafter provided in Section 1.01 of this Credit Agreement and shall be deemed to incorporate such words and terms as a part hereof in the same manner and with the same effect as if the same were fully set forth.

        B.    The Collateral Guarantor, ETTI, ETTELLC and Market Gaming are each wholly owned Subsidiaries of Borrower. Each of Cardivan, Corral and CCC are wholly owned Subsidiaries of ETTI.

        C.    Borrower, as issuer, and Cardivan, Corral, CCC, ETTI, ETTELLC, Market Gaming and the Collateral Guarantor, as subsidiary guarantors, are parties to the Indenture.

        D.    Borrower desires to establish a secured revolving line of credit in the amount of Ten Million Dollars ($10,000,000.00) for working capital and general corporate purposes as permitted under Section 4.09(viii) of the Indenture.

        E.    Lender is willing to establish the Credit Facility for the uses and purposes hereinafter set forth and on the terms and subject to the conditions, covenants and understandings hereinafter set forth and contained in each of the Loan Documents.

        NOW, THEREFORE, in consideration of the foregoing, and other valuable considerations as hereinafter described, the parties hereto do promise, covenant and agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01.    Definitions.    For the purposes of this Credit Agreement, each of the following terms shall have the meaning specified with respect thereto, unless a different meaning clearly appears from the context:

        "Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which any member of the Herbst Consolidation directly or indirectly acquires any ongoing business venture or entity or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise.

        "Affiliate(s)" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to:

          (a)  vote ten percent (10%) or more of the equity securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b)  direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Aggregate Commitment" shall mean reference to the aggregate amount committed by Lender for advance to or on behalf of Borrower as Borrowings under the Credit Facility in the principal amount of

Ten Million Dollars ($10,000,000.00) at any time outstanding, subject to the reductions and/or limitations for advance as set forth or incorporated in the definition of Maximum Permitted Balance.

        "Annualized Adjusted Rent Expense" as of the end of any Fiscal Quarter shall mean the product of Annualized Rent Expense, multiplied by six (6).

        "Annualized EBITDA" shall mean with reference to EBITDA realized by the Herbst Consolidation, as of the last day of each Fiscal Quarter, (a) EBITDA for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters, including, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, (b) such amount as is necessary to reflect the annualization of EBITDA attributable to the applicable Acquisition using the following calculations:

          (i)    if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the EBITDA applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);

          (ii)  if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the EBITDA applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and

          (iii)  if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the EBITDA applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).

        "Annualized EBITDAR" shall mean with reference to EBITDAR realized by the Herbst Consolidation, as of the last day of each Fiscal Quarter, (a) EBITDAR for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters, including, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, (b) such amount as is necessary to reflect the annualization of EBITDAR attributable to the applicable Acquisition using the following calculations:

          (i)    if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the EBITDAR applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);

          (ii)  if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the EBITDAR applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and

          (iii)  if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the EBITDAR applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).

        "Annualized Interest Expense" shall mean with reference to the Herbst Consolidation, as of the last day of each Fiscal Quarter, (a) Interest Expense for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters, including, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full

Fiscal Quarters, (b) such amount as is necessary to reflect the annualization of Interest Expense attributable to the applicable Acquisition using the following calculations:

          (i)    if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the Interest Expense applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);

          (ii)  if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the Interest Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and

          (iii)  if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the Interest Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).

        "Annualized Rent Expense" shall mean with reference to the Herbst Consolidation, as of the last day of each Fiscal Quarter, (a) Rent Expense for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters, including, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, (b) such amount as is necessary to reflect the annualization of Rent Expense attributable to the applicable Acquisition using the following calculations:

          (i)    if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the Rent Expense applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);

          (ii)  if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the Rent Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and

          (iii)  if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the Rent Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).

        "Authorized Officer Certificate" shall have the meaning set forth in Section 3.05(v).

        "Authorized Officer(s)" shall mean, relative to the Borrower, those of the respective officers whose signatures and incumbency shall have been certified to Lender as required in Section 3.05(v) of the Credit Agreement with the authority and responsibility to deliver Notices of Borrowing, Conversion Notices, Compliance Certificates and all other requests, notices, reports, consents, certifications and authorizations on behalf of Borrower.

        "Available Borrowings" shall mean, at any time, and from time to time, the aggregate amount available to Borrower for a Borrowing under the Credit Facility not exceeding the amount of the Maximum Availability, as of each date of determination.

        "Banking Business Day" shall mean a day upon which the principal administrative offices (or any successor offices) of Lender and, with respect to setting the rate of interest with reference to the LIBOR Rate, banking associations in New York are open to conduct regular banking business.

        "Bankruptcy Code" shall mean the United States Bankruptcy Code, as amended, 11 U.S.C. Section 101, et seq.

        "Base Rate" shall mean the rate of interest per annum which Lender from time to time identifies and publicly announces as its "prime rate" or "reference rate" and is not necessarily, for example, the lowest rate of interest which Lender collects from any borrower or group of borrowers, to which rate shall be added one percent (1.0%) per annum.

        "Borrower" shall mean Herbst Gaming, Inc., a Nevada corporation.

        "Borrowing(s)" shall mean such amounts as Borrower may request from Lender from time to time to be advanced under the Credit Facility by Notice of Borrowing in the manner provided in Section 2.03.

        "CCC" shall mean Corral Country Coin, Inc., a Nevada corporation.

        "Capital Expenditures" shall mean, for any period, without duplication, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Liabilities) by the Herbst Consolidation during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed or capital asset accounts reflected in the balance sheet of the Herbst Consolidation (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by Herbst Consolidation to the extent of (a) the gross amount of such purchase price less (b) the cash proceeds of trade-in credit of the equipment being traded in at such time), but excluding capital expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or refinanced from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation of or the exercise of the power of eminent domain with respect to such assets being replaced or restored.

        "Capital Proceeds" shall mean the net proceeds (after deducting all reasonable expenses incurred in connection therewith) available to the Borrower or the Collateral Guarantor from: (i) partial or total condemnation or destruction of any part of the Collateral, (ii) insurance proceeds received in connection with damage to or destruction of any part of the Collateral, and (iii) the sale or other disposition of any portion of the Collateral in accordance with the provisions of Section 5.01 of this Credit Agreement.

        "Capitalized Lease Liabilities" means all monetary obligations of the Herbst Consolidation under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Cardivan" shall mean Cardivan Company, a Nevada corporation.

        "Cash" shall mean, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

        "Cash Equivalents" shall mean, when used in connection with any Person, that Person's Investments in:

          (a)  Government Securities maturing within one (1) year after the date of the making of the Investment;

          (b)  readily marketable direct obligations of any State of the United States of America or any political subdivision or agency of the foregoing given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Corporation, in each case maturing within one (1) year from the making of the Investment;

          (c)  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, Lender or, if not Lender, any bank incorporated under the laws of the United States of America or any

  State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least Two Hundred Fifty Million Dollars ($250,000,000.00), or total assets of at least Five Billion Dollars ($5,000,000,000.00), in each case maturing within one (1) year after the date of the making of the Investment;

          (d)  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000.00), or total assets of at least Fifteen Billion Dollars ($15,000,000,000.00) in each case maturing within one year after the date of the making of the Investment;

          (e)  repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934 having on the date of the Investment capital of at least One Hundred Million Dollars ($100,000,000.00), maturing within thirty (30) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

          (f)    readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clauses (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation, in each case maturing within three hundred sixty-five (365) days after the date of the making of the Investment;

          (g)  "money market preferred stock" issued by a corporation incorporated under the laws of the United States of America or any State thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Corporation, in each case having an investment period not to exceed fifty (50) days; provided that (i) the amount of all such Investments issued by the same issuer does not exceed Five Million Dollars ($5,000,000.00) and (ii) the aggregate amount of all such Investments does not exceed Fifteen Million Dollars ($15,000,000.00); and

          (h)  a readily redeemable "money market mutual fund" advised by a bank described in clauses (c) or (d) hereof, or an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and having on the date of such Investment total assets of at least One Billion Dollars ($1,000,000,000.00).

        "Cash Flow Leverage Ratio" as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing the sum of (i) Funded Debt for the Fiscal Quarter under review, plus (ii) the Annualized Adjusted Rent Expense as of the end of such Fiscal Quarter, by Annualized EBITDAR for the Fiscal Quarter under review together with the most recently ended three (3) preceding Fiscal Quarters.

        "Closing Certificate" shall have the meaning ascribed to such term in Section 3.05(vi).

        "Closing Date" shall mean the date upon which: (i) each condition precedent required under Article IIIA of this Credit Agreement has been satisfied or waived and (ii) the Security Documentation has been filed and/or recorded in accordance with and in the manner required by Article IIIA.

        "Closing Disbursements" shall have the meaning set forth in Section 2.02(a).

        "Collateral" shall mean collective reference to: (i) all of the FPG FF&E, together with all replacements, substitutions, additions, accessions, attachments, components, repairs, repair parts, spare parts, accessories, proceeds and products thereof, and other interests of the Collateral Guarantor which are subject to the liens, pledges and security interests created by the Security Documentation; and (ii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of the Collateral Guarantor which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Lender to secure payment of the Credit Facility.

        "Collateral Guarantor" shall mean Flamingo Paradise Gaming, LLC, a Nevada limited liability company, dba Terrible's Hotel & Casino.

        "Compliance Certificate" shall mean a compliance certificate as described in Section 5.08(c) which is more particularly described on "Exhibit D", affixed hereto and by this reference incorporated herein and made a part hereof.

        "Contingent Liability(ies)" shall mean, as to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases or dividends ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to make payment in respect of any net liability arising in connection with any Interest Rate Hedges, foreign currency exchange agreement, commodity hedging agreement or any similar agreement or arrangement in any such case if the purpose or intent of such agreement is to provide assurance that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Conversion Notice" shall mean a notice of conversion of the rate of interest accruing on the Funded Outstandings from a rate of interest determined with reference to the Base Rate or the LIBOR Rate, as the case may be, to a rate of interest to be determined with reference to either the Base Rate or to the LIBOR Rate, as applicable, in each case duly executed by an Authorized Officer, substantially in the form of that certain exhibit marked "Exhibit C", affixed hereto and by this reference incorporated herein and made a part hereof.

        "Convert, Conversion and Converted" shall refer to the conversion of one interest rate basis to another pursuant to Section 2.05(c).

        "Corral" shall mean Corral Coin, Inc., a Nevada corporation.

        "Credit Agreement" shall mean this Credit Agreement executed by and among Borrower, Collateral Guarantor and Lender setting forth the terms and conditions of the Credit Facility, together with all Schedules, Exhibits and attachments hereto, as it may be amended, modified, extended, renewed or restated from time to time.

        "Credit Facility" shall mean the agreement of Lender to fund the Closing Disbursements on the Closing Date and other Borrowings as a revolving line of credit, subject to the terms and conditions set forth in this Credit Agreement and the Revolving Credit Note.

        "Credit Facility Termination" shall mean indefeasible payment in full of all sums owing under the Revolving Credit Note and each of the other Loan Documents and the irrevocable termination of the obligation of Lender to advance Borrowings hereunder.

        "Default" shall mean the occurrence or non-occurrence, as the case may be, of any event that with the giving of notice or passage of time, or both, would become an Event of Default.

        "Default Rate" shall have the meaning set forth in Section 2.08(b).

        "Designated Deposit Account" shall mean a deposit account to be maintained by Borrower with Lender, as from time to time designated in writing by an Authorized Officer.

        "Dispute" shall have the meaning set forth in Section 9.11.

        "Distributions" shall mean and collectively refer to any and all cash dividends on stock (including, without limitation, Tax Distributions), loans, management fees, payments, advances or other distributions, fees or compensation of any kind or character whatsoever made by any member of the Herbst Consolidation or any of their respective Subsidiaries to any Related Party, but shall not include consideration paid for tangible and intangible assets in an arms length exchange for fair market value, trade payments made or other payments for liabilities incurred in the ordinary course of business.

        "Documents" shall have the meaning set forth in Section 9.11(a).

        "EBITDA" shall mean with reference to any Person, for any Fiscal Period under review, the sum of (i) Net Income for that period, plus (ii) any extraordinary non-recurring loss to the extent reflected in such Net Income, minus (iii) any extraordinary non-recurring gain to the extent reflected in such Net Income, plus (iv) Interest Expense for that period, plus (v) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vi) depreciation, amortization and all other non-cash expenses for that period, plus (vii) Tax Distributions for that period, in each case determined in accordance with GAAP and, in the case of items (ii) through (vii) only to the extent deducted in the determination of Net Income for that period.

        "EBITDAR" shall mean with reference to any Person, for any Fiscal Period under review, the sum of (i) EBITDA, plus (ii) Rent Expense for that period to the extent deducted in the determination of Net Income for that period, determined in accordance with GAAP.

        "ETTELLC" shall mean E-T-T Enterprises, L.L.C., a Nevada corporation.

        "ETTI" shall mean E-T-T, Inc., a Nevada corporation.

        "Event of Default" shall mean any event of default as defined in Section 7.01 hereof.

        "FPG FF&E" shall mean collective reference to any and all furnishings, fixtures and equipment, including, without limitation, all Gaming Devices and associated equipment, which are now or hereafter owned by the Collateral Guarantor.

        "FPG Financing Statements" shall mean the Uniform Commercial Code Financing Statements required to be filed with (i) the Office of the Secretary of State of Nevada and (ii) the Office of the Recorder of Clark County, Nevada, in order to perfect the security interest granted to Lender under the FPG Security Agreement in accordance with the requirements of the Uniform Commercial Code.

        "FPG Hotel/Casino" shall mean the hotel and casino business and related activities conducted by Collateral Guarantor in and on the FPG Real Property and all improvements now or hereafter situate thereon, presently conducted under the style and name of Terrible's Hotel and Casino, together with all other related activities which are conducted on the FPG Real Property by Collateral Guarantor.

        "FPG Real Property" shall mean the real property described on that certain exhibit marked "Exhibit I", affixed hereto and by this reference incorporated herein and made a part hereof, upon which the FPG Hotel/Casino is located.

        "FPG Security Agreement" shall mean the Security Agreement to be executed, as of the Closing Date, by Collateral Guarantor, as debtor, and by Lender, as secured party for the purposes of providing security for the Credit Facility, as such FPG Security Agreement may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        "Fiscal Quarter" shall mean the consecutive three (3) month periods during each Fiscal Year beginning on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively.

        "Fiscal Year" shall mean the fiscal year period beginning January 1 of each calendar year and ending on the following December 31.

        "Fiscal Year End" shall mean December 31 of each calendar year.

        "Fixed Charge Coverage Ratio" shall be defined with reference to the Herbst Consolidation as follows:

  Annualized EBITDA less Distributions (exclusive of those Tax Distributions added back to Net Income during such period as provided in subparagraph (vii) of the definition of EBITDA), less the higher of (i) Non-Financed Capital Expenditures, or (ii) the aggregate amount of Maintenance Capital Expenditures, in each case made during the Fiscal Quarter under review, together with the most recently ended three (3) preceding Fiscal Quarters

  Divided by (÷) the sum of Annualized Interest Expense (expensed and capitalized), plus principal payments required to be made on all interest bearing Indebtedness, plus payments required to be made on Capitalized Lease Liabilities in each instance during the Fiscal Quarter under review, together with the most recently ended three (3) preceding Fiscal Quarters, plus one-third (1/3) of the amount of the Aggregate Commitment as of the end of the Fiscal Quarter under review.

        "Funded Debt" shall mean for any period the daily average of the Funded Outstandings for such period, plus the total as of the last day of such period of both the long-term and current portions (without duplication) of all other interest bearing Indebtedness and Capitalized Lease Liabilities.

        "Funded Outstandings" shall mean the unpaid principal amount outstanding on the Credit Facility as of any given date of determination for Borrowings and Closing Disbursements made thereunder.

        "Funding Date" shall mean each date upon which Lender funds Borrowings requested by Borrower in accordance with the provisions of Section 2.03.

        "GAAP" shall mean generally accepted accounting principles, consistently applied.

        "Gaming Devices" shall mean slot machines and other devices which constitute gaming devices and related equipment as defined in Nevada Revised Statute Chapter 463 and Nevada Gaming Commission Regulations.

        "Gaming Permits" shall mean collective reference to every license, permit or other authorization required to own, operate and otherwise conduct gaming operations at the FPG Hotel/Casino, including, without limitation, all licenses granted by the Nevada Gaming Authorities and all other applicable Governmental Authorities.

        "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

        "Governmental Authority" or "Governmental Authorities" shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official whose consent or approval is required or whose regulations must be followed as a prerequisite to (i) the continued operation and occupancy of the FPG Hotel/Casino or (ii) the performance of any act or obligation or the observance of any agreement, provision or condition of whatever nature herein contained.

        "Herbst Consolidation" shall mean collective reference to Borrower, Collateral Guarantor, each of the Subsidiary Guarantors and their respective Subsidiaries on a consolidated basis.

        "Herbst Family Group" shall mean collective reference to Edward J. Herbst, Timothy P. Herbst, Troy D. Herbst, their children, grand-children and their respective executors, administrators, heirs, legatees and beneficiaries.

        "Indebtedness" shall mean, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (b) the deferred purchase price of property or services (other than accrued expenses, tax liability, deferred taxes, and trade accounts payable less than ninety (90) days past due and other accrued or deferred liabilities incurred in the ordinary course of business) which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (d) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all liabilities of the type described in clauses (a) through (d) or (f) of this definition secured by (or for which the holder of any such liability has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (f) all Capitalized Lease Liabilities of such Person, and (g) all Contingent Liabilities of such Person in respect of any indebtedness, obligations or liabilities of any other Person of the type referred to in clauses (a)-(f) of this definition.

        "Indemnified Party" and "Indemnified Parties" shall have the meaning ascribed to such terms in Section 5.14.

        "Indenture" shall mean the Indenture dated as of August 24, 2001, by and between Borrower, the Subsidiary Guarantors and the Indenture Trustee for the issuance of the Senior Mortgage Notes and any supplement thereto or replacement thereof, in each case pursuant to an amendment or modification of the Indenture that has first been approved by Lender in accordance with Section 5.03 of the Credit Agreement.

        "Indenture Amendment Documents" shall mean collective reference to each of the following documents in the form reviewed and approved by Lender and its attorney, relating to the amendment of the Indenture and each of the Indenture Security Documents:

          a.    First Supplemental Indenture;

          b.    First Amendment to Deed of Trust:

          c.    First Amendment to Security Agreement; and

          d.    Amended Financing Statement and Annex A thereto.

        "Indenture Security Documents" shall mean collective reference to all of the documents and instruments evidencing a security interest in favor of the Indenture Trustee in all or any portion of the Collateral, which secure Borrower's payment and performance under the Indenture, the Senior Mortgage Notes and the Indebtedness evidenced thereby, as the same may be amended, restated or otherwise modified from time to time, including, without limitation:

          a.    Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated August 24, 2001, executed by Collateral Guarantor to National Title Co., a Nevada corporation, as trustee, in favor of the Indenture Trustee, as beneficiary, recorded on August 24, 2001, in Book 20010824, as Instrument No. 01135, in the Official Records of Clark County, Nevada; and

          b.    Security Agreement made as of August 24, 2001, by Borrower and each of the Subsidiaries party thereto, to and for the benefit of the Indenture Trustee for itself and the holders of the Senior Mortgage Notes; and

          c.    UCC Financing Statement by the Collateral Guarantor, as debtor, in favor of the Indenture Trustee, as secured party, filed in the office of the Secretary of State of the State of Nevada on August 24, 2001, under Document No. 2001003730-4.

        "Indenture Trustee" shall mean the Bank of New York, Trustee, in its capacity as trustee under the Indenture.

        "Interest Expense" shall mean with respect to any Person, as of the last day of any fiscal period under review, the sum of (i) all interest, fees, charges and related expenses paid or payable, exclusive of fees which are financed (without duplication but including capitalized interest) for that fiscal period by such Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under GAAP, plus (ii) the portion of the up front costs and expenses for Interest Rate Hedges (to the extent not included in (i)) fairly allocated to such interest rate hedges as expenses for such period, plus (iii) the portions of Capital Lease Liabilities that should be treated as interest in accordance with GAAP.

        "Interest Period" shall mean reference to each period consisting of thirty (30) consecutive calendar days period during which Borrower has elected to cause the Funded Outstandings to bear interest with reference to the LIBOR Rate.

        "Interest Rate Hedge" shall mean collective reference to any one or more interest rate swap agreements, interest rate cap agreements, basis swaps, forward rate agreements and interest collar or floor agreements and all other interest rate protection products or arrangements designed to protect against fluctuations in interest rates or currency exchange rates for the purpose of hedging the interest rates on the Credit Facility.

        "Investment" shall mean, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other Acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in the value of such Investment.

        "LIBOR Rate" means at any time, and from time to time the per annum rate as published on each Banking Business Day in "Telerate System Reports" by the British Bankers Association, Page 3750, or any successor thereto, for one-month LIBOR as in effect and reset each Banking Business Day, to which rate shall be added three and one-half percent (3.5%) per annum.

        "Laws" means, collectively, all international, foreign, federal, state and local statutes, maritime laws, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

        "Lender" shall mean U.S. Bank National Association and its successors and assigns.

        "Lien(s)" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Liquidity Amount" shall mean the aggregate amount of Cash and Cash Equivalents owned by the Herbst Consolidation that is not: (i) encumbered by or subject to any Lien, or (ii) required by the

Nevada Gaming Authorities to be maintained in cash or to meet bankroll requirements under the Nevada Gaming Laws.

        "Loan Documents" shall mean the collective reference to this Credit Agreement, the Revolving Credit Note, the Security Documentation, Subsidiary Guarantys and all other instruments and agreements required to be executed by or on behalf of Borrower, Collateral Guarantor, the Indenture Trustee or any other Person in connection with the Credit Facility for the benefit of Lender, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        "Maintenance Capital Expenditures" shall mean, for any period, Capital Expenditures made in connection with the maintenance of existing assets or to acquire fixed assets to replace other fixed assets no longer useful in the ordinary course of a business operation.

        "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

        "Market Gaming" shall mean Market Gaming, Inc., a Nevada corporation.

        "Material Adverse Change" shall mean: (i) any set of circumstances or events which is material and adverse to the Collateral or the condition (financial or otherwise), business operations or prospects of (a) the Herbst Consolidation taken as a whole, or (b) the ability of Borrower to perform its obligations under the Loan Documents, or (c) the ability of Lender to enforce any of its material rights or remedies under any of the Loan Documents, or (ii) any event or change which has or results in a material adverse effect upon the validity or priority of any of the Security Documentation.

        "Maturity Date" shall mean September 30, 2003, as may be extended from time to time for one (1) year periods in the manner and subject to the terms of Section 2.13 of the Credit Agreement.

        "Maximum Availability" shall mean the Maximum Permitted Balance less the Funded Outstandings.

        "Maximum Permitted Balance" shall mean the maximum amount of principal which may be outstanding on the Credit Facility from time to time which shall be Ten Million Dollars ($10,000,000.00) less the amount by which the Maximum Permitted Balance is voluntarily reduced by Borrower pursuant to Section 2.01(c) or is otherwise reduced or limited pursuant to Sections 5.01, 5.12 or 8.02.

        "Net Income" shall mean with respect to any Person for any fiscal period, the net income of such Person during such fiscal period determined in accordance with GAAP, consistently applied.

        "Nevada Gaming Authorities" means collective reference to the Nevada Gaming Commission, the State Gaming Control Board or any agency of any state, county, city or other political subdivision which has jurisdiction over the gaming activities of the Herbst Consolidation within the State of Nevada.

        "Nevada Gaming Laws" shall mean the Nevada Gaming Control Act and all rules and regulations promulgated thereunder.

        "Non-Financed Capital Expenditures" shall mean Capital Expenditures which are paid by the Herbst Consolidation from assets of the Herbst Consolidation and not through any loan, credit arrangement, lease or other financing from any source.

        "Nonusage Fee" shall have the meaning ascribed to such term in Section 2.08(b) of this Credit Agreement.

        "Notice of Borrowing" shall have the meaning set forth in Section 2.03.

        "Permitted Encumbrances" shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due, payable and delinquent, (ii) liens for taxes, assessments or governmental charges not then required to be paid pursuant to Section 5.10, (iii) liens in favor of Lender created or contemplated by the Security Documentation, (iv) the liens, encumbrances and restrictions on the Collateral pursuant to the Indenture Security Documents that have been subordinated in priority to the Security Documentation, and (v) liens in favor of Lender or consented to in writing by Lender.

        "Person" means an individual, firm, corporation, trust, association, partnership, joint venture, tribunal or other entity.

        "Policies of Insurance" shall mean the insurance to be obtained and maintained by Borrower throughout the term of this Credit Agreement as provided by Section 5.09 herein.

        "Related Party" shall mean individual reference and "Related Parties" shall mean collective reference to the members of the Herbst Family Group and any of their respective Affiliates or any Affiliate of any member of the Herbst Consolidation that is not a member of the Herbst Consolidation.

        "Related Party Receivables" shall mean collective reference to Indebtedness owing to any member of the Herbst Consolidation from any Related Party.

        "Rent Expense" shall mean with respect to any Person, as of the last day of any fiscal period under review, the rent expense for that fiscal period relating to non-cancelable leases with terms exceeding one (1) year.

        "Revolving Credit Note" shall mean the Revolving Credit Promissory Note, a copy of which is marked "Exhibit A", affixed hereto and by this reference incorporated herein and made a part hereof, to be executed by Borrower on the Closing Date, payable to the order of Lender, evidencing the Credit Facility, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        "Revolving Credit Period" shall mean the period commencing on the Closing Date, and terminating on the Maturity Date.

        "Schedule of Significant Litigation" shall mean the Schedule of Significant Litigation, a copy of which is set forth as Schedule 3.11, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the information described in Section 3.11 with respect to each Significant Litigation.

        "Security Documentation" shall mean collective reference to the FPG Security Agreement, FPG Financing Statements and all other instruments and agreements to be executed by or on behalf of Borrower, Collateral Guarantor or other applicable Persons, in favor of Lender securing repayment of the Credit Facility.

        "Significant Litigation" shall mean each action, suit, proceeding, litigation and controversy involving Borrower involving claims in excess of Five Hundred Thousand Dollars ($500,000.00) or which if determined adversely to the interests of Borrower, could result in a Material Adverse Change.

        "Subsidiary" shall mean, on the date in question, any Person of which an aggregate of 50% or more of the stock of any class or classes (or equivalent interests) is owned of record or beneficially, directly or indirectly, by another Person and/or any of its Subsidiaries, if the holders of the stock of such class or classes (or equivalent interests) (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are entitled, as such holders, to vote for the election of a majority of the directors

(or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

        "Subsidiary Guarantors" shall mean collective reference to the Collateral Guarantor, ETTI, Market Gaming, ETTELLC, Cardivan, Corral and CCC, together with any other direct or indirect Subsidiaries of Borrower created from time to time.

        "Subsidiary Guaranty" shall mean the General Continuing Guaranty to be executed by each of the Subsidiary Guarantors in favor of Lender, under the terms of which each of the Subsidiary Guarantors jointly and severally, irrevocably and unconditionally guaranties the prompt payment and performance of Borrower's promises, covenants and agreements under this Credit Agreement, the Revolving Credit Note and each of the Loan Documents, a copy of the form of which is marked "Exhibit H", affixed hereto and by this reference incorporated herein and made a part hereof, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        "Tax Distribution" shall mean a Distribution by any member of the Herbst Consolidation to the shareholders of Borrower to enable such shareholders to pay taxes on the Net Income of the Herbst Consolidation in such amounts and only to the extent permitted pursuant to clause (v) of the second paragraph of Section 4.07 of the Indenture.

        "Taxes" shall have the meaning set forth in Section 2.11.

        "Upfront Fee" shall have the meaning ascribed to such term in Section 2.08(a).

        "Voluntary Permanent Reduction" shall have the meaning set forth in Section 2.01(c).

        Section 1.02.    Interpretation and Construction.    In this Credit Agreement, unless the context otherwise requires:

          (i)    Articles and Sections mentioned by number only are the respective Articles and Sections of this Credit Agreement as so numbered;

          (ii)  Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa;

          (iii)  All times specified herein, unless otherwise specifically referred, shall be the time in Las Vegas, Nevada;

          (iv)  Any headings preceding the texts of the several Articles and Sections of this Credit Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Credit Agreement, nor shall they affect its meaning, construction or effect;

          (v)  If any clause, definition, provision or Section of this Credit Agreement shall be determined to be apparently contrary to or conflicting with any other clause, definition, provision or Section of this Credit Agreement then the clause, definition, provision or Section containing the more specific provisions shall control and govern with respect to such apparent conflict. The parties hereto do agree that each has contributed to the drafting of this Credit Agreement and in all Loan Documents and that the provisions herein contained shall not be construed against either Borrower, Collateral Guarantor or Lender as having been the person or persons responsible for the preparation thereof;

          (vi)  The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms as used in the Credit Agreement refer to this Credit Agreement; the term "heretofore" means before the date of execution of this Credit Agreement; and the term "hereafter" means after the date of the execution of this Credit Agreement;

          (vii) All accounting terms used herein which are not otherwise specifically defined shall be used in accordance with GAAP consistently applied;

          (viii)If any clause, provision or Section of this Credit Agreement shall be ruled, invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions hereof;

          (ix)  This Credit Agreement and all matters relating hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada; and

          (x)  Each reference to this Credit Agreement or any other Loan Document or any of them, as used in this Credit Agreement or in any other Loan Document shall be deemed a reference to this Credit Agreement, such Loan Document, as applicable, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        Section 1.03.    Use of Defined Terms.    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Revolving Credit Note and in each Loan Document and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

        Section 1.04.    Cross-References.    Unless otherwise specified, references in this Credit Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Credit Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        Section 1.05.    Exhibits and Schedules.    All Exhibits and Schedules to this Credit Agreement, either as originally existing or as the same may from time to time be supplemented, modified, amended or restated are incorporated herein by this reference.

ARTICLE II

AMOUNT, TERMS AND SECURITY OF THE CREDIT FACILITY

        Section 2.01.    The Credit Facility.

        a.    Subject to the conditions and upon the terms hereinafter set forth and in accordance with the terms and provisions of the Revolving Credit Note, Lender agrees to lend and advance Borrowings to Borrower, up to the Maximum Permitted Balance, in such amounts as Borrower may request by: (i) Notice of Borrowing duly executed by an Authorized Officer and delivered to Lender on or before three (3) Banking Business Days prior to the Closing Date for the purpose of requesting funding of the Closing Disbursements, (ii) Notice of Borrowing duly executed by an Authorized Officer and delivered to Lender from time to time during the Revolving Credit Period as provided in Section 2.03.

        b.    During the Revolving Credit Period, so long as no default or Event of Default has occurred and remains continuing, Borrower may borrow, repay and reborrow the Available Borrowings up to the Maximum Permitted Balance from time to time, provided that at all times the Maximum Availability shall be no less than zero (0). The Credit Facility shall be for a term commencing on the Closing Date and terminating on the Maturity Date, on which date the entire outstanding balance of the Credit Facility shall be fully paid and Credit Facility Termination shall occur.

        c.    Borrower may voluntarily permanently reduce the Maximum Permitted Balance from time to time (a "Voluntary Permanent Reduction") on the following conditions:

          (i)    that each such Voluntary Permanent Reduction be in the minimum amount of One Million Dollars ($1,000,000.00) and in increments of One Million Dollars ($1,000,000.00) and is made in writing by an Authorized Officer, effective on the fifth (5th) Banking Business Day following receipt by Lender;

          (ii)  that each such Voluntary Permanent Reduction shall be irrevocable and a permanent reduction to the Maximum Permitted Balance; and

          (iii)  in the event any Voluntary Permanent Reduction reduces the Maximum Permitted Balance to less than the sum of the Funded Outstandings, the Borrower shall immediately cause the Funded Outstandings to be reduced by such amount as may be necessary to cause the Funded Outstandings to be equal to or less than the Maximum Permitted Balance.

        Section 2.02.    Use of Proceeds of the Credit Facility.    Available Borrowings shall be used for the purposes of:

        a.    On the Closing Date (collectively the "Closing Disbursements") paying in full the Upfront Fee, the costs and expenses of filing the FPG Financing Statements and the costs and expenses of Henderson & Morgan, LLC, attorneys for Lender, incurred to the Closing Date.

        b.    During the Revolving Credit Period funding the short term cash requirements and working capital needs of the Herbst Consolidation and for the general corporate purposes of the Herbst Consolidation;

        Section 2.03.    Notice of Borrowings.    An Authorized Officer shall give Lender no later than 11:00 a.m. on a Banking Business Day at Lender's office specified in Section 2.06, two (2) full Banking Business Days prior written notice in the form of the Notice of Borrowing ("Notice of Borrowing"), a copy of which is marked "Exhibit B", affixed hereto and by this reference incorporated herein and made a part hereof, for each proposed Borrowing to be made during the Revolving Credit Period specifying the date and amount of each proposed Borrowing. Not later than 11:00 o'clock a.m. on the Funding Date specified, Lender shall disburse the amount of such Borrowing into the Designated Deposit Account maintained with Lender. No Borrowing may exceed the Available Borrowings.

        Section 2.04.    Conditions of Borrowings.    Borrowings will only be made so long as Borrower is in full compliance with each of the requirements and conditions precedent set forth in Article III B of this Credit Agreement. Provided, however, Lender may advance Borrowings notwithstanding the existence of less than full compliance with the requirements of Article III B and Borrowings so made shall be deemed to have been made under the Credit Facility.

        Section 2.05.    The Revolving Credit Note and Interest Rate Option.

        a.    The Credit Facility shall be further evidenced by the Revolving Credit Note payable to the order of Lender. Lender shall record the date and amount of each Borrowing and the amount of each repayment of principal made thereunder by Borrower and the entry of such records shall be conclusive absent manifest error; provided, however, the failure to make such a record or notation with respect to any Borrowing or repayment thereof, or an error in making such a record or notation, shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Credit Note.

        b.    Interest shall accrue on the entire amount of the Funded Outstandings at a rate per annum equal to the Base Rate unless, at any time and from time to time during the Revolving Credit Period, but in no event more often than every thirty (30) consecutive calendar days, Borrower elects pursuant to Section 2.05(c) hereinbelow to have interest accrue on the Funded Outstandings at the LIBOR Rate, in which case interest shall accrue at a rate per annum equal to such LIBOR Rate. Interest shall be due and payable on the fifth day of the month following the Closing Date, on the fifth day of each successive month thereafter, and on the Maturity Date.

        c.    At any time and from time to time during the Revolving Credit Period, so long as no Default or Event of Default has occurred and remains continuing, Borrower may Convert from the Base Rate to the LIBOR Rate and from the LIBOR Rate to the Base Rate by giving irrevocable notice to Lender of such Conversion by 10:00 A.M., Reno, Nevada Time, on a day which is at least two (2) Banking Business Days prior to the proposed date of such Conversion. In no event shall Borrower make more than one Conversion during each thirty (30) consecutive calendar days. Each such notice shall be made by an Authorized Officer by telephone or telex and thereafter immediately confirmed in writing by delivery to Lender of a Conversion Notice specifying the date of such Conversion. Upon receipt of such Conversion Notice, Lender shall promptly set the applicable interest rate and shall confirm the same in writing to Borrower. Each Conversion shall be on a Banking Business Day.

        d.    The applicable LIBOR Rate and Base Rate shall be determined by the Lender, and notice thereof shall be given promptly to Borrower. Each determination of the applicable Base Rate and LIBOR Rate shall be conclusive and binding upon the Borrower, in the absence of manifest or demonstrable error. The Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by the Lender in determining any rate hereunder.

        e.    Computation of interest at the Base Rate and at the LIBOR Rate shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed. The applicable Base Rate and the applicable LIBOR Rate shall in each case be effective the same day as a change in the Base Rate and/or the LIBOR Rate is announced by Lender as being effective.

        f.      If with respect to any Conversion to the LIBOR Rate, (a) the Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the inter-bank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, or (b) the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining the amount of the Funded Outstandings, then so long as such circumstances shall continue: (i) Lender shall promptly notify Borrower thereof, (ii) Lender shall not be under any obligation to reference the LIBOR Rate or Convert the Base Rate to the LIBOR Rate, and (iii) the amount of the Funded Outstandings shall immediately and automatically bear interest with reference to the Base Rate.

        g.    Notwithstanding any other provisions of the Revolving Credit Note or this Credit Agreement, if, after the Closing Date, any law, rule, regulation, treaty, interpretation or directive (whether having the force of law or not) or any change therein shall make it unlawful for Lender to reference the LIBOR Rate, (i) the commitment and agreement to reference the LIBOR Rate shall immediately be suspended, and (ii) the rate of interest shall immediately Convert to the Base Rate. If it shall become lawful for Lender to again reference the LIBOR Rate, then Borrower may once again request Conversions to the LIBOR Rate.

        Section 2.06.    Place and Manner of Payment.

        a.    All amounts payable by Borrower to the Lender shall be made to Lender pursuant to the terms of this Credit Agreement and the Revolving Credit Note and shall be made on a Banking Business Day in lawful money of the United States of America and in immediately available funds.

        b.    All such amounts payable by Borrower shall be made to Lender at its office located at U.S. Bank, Commercial Banking Department, 2300 W. Sahara Avenue, Suite 120, Las Vegas, Nevada 89102, Attn: David Walquist, Vice President, or such other location as Lender may designate in writing from time to time. If such payment is received by Lender prior to 11:00 o'clock a.m., Lender shall credit Borrower with such payment on the day so received. If such payment is received by Lender after 11:00 o'clock a.m., Lender shall credit Borrower with such payment as of the next Banking Business Day. If the Revolving Credit Note or any payment required to be made thereon or hereunder, is or becomes due and payable on a day other than a Banking Business Day, the due date thereof shall be extended to the next succeeding Banking Business Day and interest thereon shall be payable at the then applicable rate during such extension.

        c.    The outstanding principal owing under the Credit Facility and the Revolving Credit Note may be prepaid at any time in whole or in part without penalty.

        Section 2.07.    Fees.

        a.    On the Closing Date, Borrower shall pay a non-refundable fee (the "Upfront Fee") to Lender in the amount of Fifty Thousand Dollars ($50,000.00).

        b.    Commencing with the Closing Date, Borrower shall pay to Lender in consideration for its commitment to advance Borrowings under the Credit Facility during the Revolving Credit Period a non-refundable fee (the "Nonusage Fee") in the amount of one-eighth of one percent (.125%) per annum of the daily average of the Maximum Availability, computed on the basis of a three hundred sixty (360) day year, to be calculated during the Revolving Credit Period and continuing until the Maturity Date. The Nonusage Fee will be payable on the last Banking Business Day of each Fiscal Quarter commencing with the Fiscal Quarter in which the Closing Date occurs, and on the Maturity Date.

        Section 2.08.    Late Charges and Default Rate.

        a.    If any payment due under the Revolving Credit Note is not paid within one (1) Banking Business Day after receipt by Borrower of written notice of such nonpayment from Lender, Borrower promises to pay a late charge in the amount of three percent (3%) of the amount of such delinquent payment and Lender need not accept any late payment made unless it is accompanied by such three percent (3%) late payment charge.

        b.    In the event of the existence of an Event of Default, commencing on the first (1st) Banking Business Day following the receipt by Borrower of written notice of the occurrence of such Event of Default from Lender, the total of the unpaid balance of the principal and the then accrued and unpaid interest owing under the Revolving Credit Note shall commence accruing interest at a rate equal to three percent (3%) over the Base Rate (the "Default Rate") until such time as all payments and additional interest are paid, together with the curing of any Events of Default which may exist, at which time the interest rate shall revert to that rate of interest otherwise accruing pursuant to the terms of the Revolving Credit Note.

        c.    In the event of the occurrence of an Event of Default, Borrower agrees to pay all reasonable costs of collection, including a reasonable attorneys' fee, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such default. In the event legal action is commenced for the collection of any sums owing hereunder or under the terms of the Revolving Credit Note, the Borrower and Subsidiary Guarantors agree that any judgment issued as a consequence of such action against Borrower and/or any Subsidiary Guarantor shall bear interest at a rate equal to the Default Rate until fully paid.

        Section 2.09.    Security for the Credit Facility.    As security for the due and punctual payment and performance of the terms and provisions of this Credit Agreement, the Revolving Credit Note and all of the other Loan Documents, the Security Documentation shall be executed and delivered to Lender, as of the Closing Date, by the respective parties thereto. The Collateral Guarantor hereby acknowledges that it will receive direct economic benefits from the Credit Facility as the owner of the FPG Real Property and FPG FF&E and agrees to execute the Security Documentation, as required by Lender, for the purpose of encumbering all of its right, title and interest in and to the FPG FF&E and other Collateral therein described as security for repayment of the Credit Facility. The Collateral Guarantor further acknowledges that but for its agreement to encumber all of its right, title and interest in and to the FPG FF&E and other Collateral as described in the Security Documentation, Lender would not establish the Credit Facility in favor of Borrower nor advance any Borrowings hereunder.

        Section 2.10.    Subsidiary Guaranty Agreements.    As additional security for the due and punctual payment and performance of the terms and provisions of this Credit Agreement, the Revolving Credit Note and each of the terms, covenants, representations, warranties and provisions herein contained and contained in each of the Loan Documents, on or before the Closing Date each of the Subsidiary Guarantors shall execute a Subsidiary Guaranty, a copy of the form of which is marked "Exhibit H", affixed hereto and by this reference incorporated herein and made a part hereof.

        Section 2.11.    Net Payments.    All payments under this Credit Agreement, the Revolving Credit Note and/or any other Loan Document shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by the United States or any Governmental Authority, other than franchise taxes or any tax on or measured by the gross receipts or overall net income of any Lender pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender's principal office is located (collectively "Taxes"), shall not be less than the amounts otherwise specified to be paid under this Credit Agreement and the Revolving Credit Note. A certificate as to any additional amounts payable to the Lender under this Section 2.11 submitted to the Borrower by the Lender shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error. Any amounts payable by the Borrower under this Section 2.11 with respect to past payments shall be due within ten (10) days following receipt by the Borrower of such certificate from the Lender; any such amounts payable with respect to future payments shall be due within ten (10) days after demand with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Lender such certificates, receipts and other documents as may be required (in the reasonable judgment of the Lender) to establish any tax credit to which the Lender may be entitled.

        Section 2.12.    Increased Costs.    If after the date hereof the adoption, or any change in, of any applicable law, rule or regulation relating to the accrual of interest with reference to the LIBOR Rate (including without limitation Regulation D of the Board of Governors of the Federal Reserve System and any successor thereto), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive relating to the accrual of interest with reference to the LIBOR Rate (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

        a.    Shall subject Lender to any tax, duty or other charge with respect the Revolving Credit Note or Lender's obligation to accrue interest with reference to the LIBOR Rate or shall change the basis of taxation of payments to Lender of the interest or any other amounts due under the Revolving Credit Note or Lender's obligation to accrue interest with reference to the LIBOR Rate (except for changes in the rate of tax on the overall net income of such Lender imposed by the United States or any Governmental Authority pursuant to the income tax laws of the United States or any State, or the jurisdiction where Lender's principal office is located); or

        b.    With respect to the accrual of interest with reference to the LIBOR Rate, shall impose, modify or deem applicable any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capitalization, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

        c.    Shall impose on Lender any other condition affecting the Revolving Credit Note or Lender's obligation to accrue interest with reference to the LIBOR Rate;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, to impose a cost on) Lender of making or maintaining the accrual of interest with reference to the LIBOR Rate, or to reduce the rate of return on capital of Lender or the amount of any sum received or receivable by Lender under the Revolving Credit Note, then within ten (10) days after demand by Lender (which demand shall be accompanied by a certificate setting forth the basis of such demand), the Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost (or in the case of Regulation D or reserve requirements or capital adequacy referred to above or a successor thereto, such costs which may be imposed upon Lender) or such reduction of the rate of return on capital or of any sum received or receivable under the Revolving Credit Note. Lender agrees to use its reasonable efforts to minimize such increased or imposed costs or such reduction.

        Section 2.13.    Extension of Maturity Date.    The entire balance of the principal sum, together with the unpaid interest thereon accrued, shall be fully due and payable on the Maturity Date. Provided, however, on or before ninety (90) days prior to the Maturity Date, but in no event prior to one hundred twenty (120) days prior to the Maturity Date, or any extension thereof, Borrower through an Authorized Officer may request a one (1) year extension of the Maturity Date which may or may not be granted in the sole and absolute discretion of Lender. Such extension, if granted by the Lender must be evidenced by written approval of Lender delivered to Borrower on or before forty-five (45) days following receipt of such request for extension by the Lender and may be subject to the payment of such extension fees as may be required by Lender in its sole and absolute discretion. Failure of Lender to deliver written approval of such extension request within such forty-five (45) day period shall be deemed a rejection thereof.

ARTICLE III

CONDITIONS PRECEDENT TO THE CLOSING DATE

        A.    Closing Conditions.    The obligations of Lender hereunder are subject to the following conditions precedent, each of which shall be satisfied prior to September 12, 2002 (unless Lender in its sole and absolute discretion, shall agree otherwise). The occurrence of the Closing Date is subject to and contingent upon Lender having received, in each case in form and substance reasonably satisfactory to Lender, or in the case of an occurrence, action or event, the occurrence of each of the following:

        Section 3.01.    Credit Agreement.    Four (4) executed counterparts of this Credit Agreement.

        Section 3.02.    The Revolving Credit Note and Subsidiary Guarantys.

        a.    The Revolving Credit Note duly executed by the Borrower payable to the order of Lender.

        b.    A Subsidiary Guaranty duly executed in favor of Lender by each of the Subsidiary Guarantors.

        Section 3.03.    Security Documentation.    The Security Documentation set forth below, duly executed by the Collateral Guarantor and each other party thereto, consisting of the following:

        a.    FPG Security Agreement; and

        b.    FPG Financing Statements.

        Section 3.04.    Indenture Amendment Documents.

        a.    The Indenture Amendment Documents duly executed by Borrower, the Collateral Guarantor and each applicable Subsidiary and the Indenture Trustee, as applicable.

        b.    Recordation of the First Amendment to Deed of Trust in the Official Records of Clark County, Nevada; and

        c.    Filing the Amended Financing Statement and Annex in the office of the Secretary of State of the State of Nevada.

        Section 3.05.    Organizational Documentation, Resolutions, Certificates of Good Standing and Closing Certificate.    On or before the Closing Date, Lender shall have received from the Borrower and each of the Subsidiary Guarantors: (i) a Certificate of Good Standing issued by the Secretary of State of the State of Nevada, and dated within thirty (30) Banking Business Days of the Closing Date, (ii) in the case of Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC a copy of the articles of incorporation and by-laws of each respective corporation and in the case of the Collateral Guarantor and ETTELLC a copy of the articles of organization and operating agreement, in each case certified to be true and correct by an Authorized Officer, (iii) an original Certificate of Corporate Resolution executed by each respective Secretary of Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC and attested to by its respective President, Vice President, or Treasurer authorizing Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC to enter into all documents and agreements to be executed by it pursuant to this Credit Agreement and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of each of Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC, respectively, (iv) an original Consent of Managers executed by each of the managers of the Collateral Guarantor and ETTELLC authorizing the Collateral Guarantor and ETTELLC to enter into all documents and agreements to be executed by it pursuant to this Credit Agreement and further authorizing and empowering each officer or manager who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of the Collateral Guarantor and ETTELLC, (v) designation by certificate ("Authorized Officer Certificate"), substantially in the form of the Authorized Officer Certificate marked "Exhibit E", affixed hereto and by this reference incorporated herein and made a part hereof, of the officers of Borrower who are authorized to give Notices of Borrowing, Conversion Notices, Compliance Certificates, and all other notices, requests, reports, consents, certifications and authorizations on behalf of the Borrower, each individually an "Authorized Officer" and collectively the "Authorized Officers", and (vi) an original closing certificate ("Closing Certificate"), substantially in the form of the Closing Certificate marked "Exhibit F", affixed hereto and by this reference incorporated herein and made a part hereof, duly executed by an Authorized Officer of Borrower.

        Section 3.06.    Opinion of Counsel.    The opinion of counsel to the Borrower and Subsidiary Guarantors, dated as of the Closing Date and addressed to the Lender, together with its successors and assigns, substantially in the form of the legal opinion marked "Exhibit G", affixed hereto and by this reference incorporated herein and made a part hereof.

        Section 3.07.    Insurance.    Copies of the declaration pages of each of the insurance policies certified to be true and correct by an Authorized Officer of the Borrower, together with original binders evidencing Borrower or the Collateral Guarantor as named insured, and original certificates of insurance, loss payable and mortgagee endorsements naming Lender as mortgagee, loss payee and additional insured, as required by the applicable insurance provisions set forth in Section 5.09 of this Credit Agreement.

        Section 3.08.    Payment of Fees.    Payment by Borrower of the Upfront Fee as provided in Section 2.08(a) hereinabove.

        Section 3.09.    Reimbursement for Expenses and Fees.    Reimbursement by Borrower for all reasonable fees and out-of-pocket expenses incurred by Lender in connection with the Credit Facility, including, but not limited to, escrow charges, recording fees, reasonable attorney's fees of Henderson & Morgan, LLC, insurance consultant fees, and all other like fees and expenses remaining unpaid as of the Closing Date to the extent then due and payable on the Closing Date, each of which payments shall be made from the Closing Disbursements under the Credit Facility, provided that the amount then invoiced shall not thereafter preclude Borrower's obligation to pay such costs and expenses relating to the closing of the Credit Facility following the Closing Date or to reimburse Lender for the payment thereof.

        Section 3.10.    Schedule of FPG FF&E.    A Schedule of FPG FF&E (Schedule 4.14) setting forth a description of the FPG FF&E.

        Section 3.11.    Schedule of all Significant Litigation.    A Schedule of Significant Litigation (Schedule 3.11), in each instance setting forth the names of the other parties thereto, a brief description of such litigation, whether or not such litigation is covered by insurance and, if so, whether the defense thereof and liability therefor has been accepted by the applicable insurance company indicating whether such acceptance of such defenses with or without a reservation of rights, the commencement date of such litigation and the amount sought to be recovered by the adverse parties thereto or the amount which is otherwise in controversy.

        Section 3.12.    Financial Statements.    Audited financial statements of the Herbst Consolidation for the last Fiscal Year for which such financial statements are available, together with a statement from an Authorized Officer of the Borrower to the effect that no Material Adverse Change has occurred with respect to the Herbst Consolidation since the date of the financial statements most recently given to Lender.

        Section 3.13.    Indenture and Indenture Security Documentation.    A true and correct copy of the Indenture and each of the Indenture Security Documents, together with all modifications and amendments thereto.

        Section 3.14.    No Injunction or Other Litigation.    No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall, and no litigation shall be pending or threatened which in the reasonable judgment of the Lender would or would reasonably be expected to, enjoin, prohibit, limit or restrain the execution and delivery of this Credit Agreement or the advance of Borrowings or the performance by the Borrower of any other obligations in respect thereof.

        Section 3.15.    Additional Documents and Statements.    Such additional documents, affidavits, certificates and opinions as Lender may reasonably require to insure compliance with this Credit Agreement. The statements set forth in Section 3.17 shall be true and correct.

        B.    Conditions Precedent to all Borrowings.    The obligation of Lender to make any Borrowing requested to be made on any Funding Date is subject to the occurrence of each of the following conditions precedent as of such Funding Date:

        Section 3.16.    Notice of Borrowing.    With respect to any Borrowing, the Lender shall have received in accordance with Section 2.03 on or before such Funding Date an original and duly executed Notice of Borrowing or facsimile copy thereof, to be promptly followed by an original.

        Section 3.17.    Certain Statements.    On the Closing Date and as of the Funding Date the following statements shall be true and correct:

        a.    The representations and warranties with respect to the Borrower contained in Article IV hereof (other than representations and warranties which expressly speak only as of a different date which shall be true and correct as of such date) are true and correct on and as of the Funding Date and as of the Closing Date in all material respects as though made on and as of that date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by this Credit Agreement or by any other Loan Document, or which is otherwise consented to by Lender;

        b.    Since the date of the most recent financial statements referred to in Section 3.12 and 5.08(b), no Material Adverse Change shall have occurred; and

        c.    No event has occurred or as a result of any Borrowings contemplated hereby would occur and is continuing, or would result from the making thereof, which constitutes a Default or Event of Default hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        To induce Lender to enter into this Credit Agreement, Borrower and the Collateral Guarantor make the following representations and warranties:

        Section 4.01.    Organization; Power and Authorization.    Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC are each a corporation and the Collateral Guarantor and ETTELLC are each a limited liability company, in each instance duly organized and validly existing under the laws of the State of Nevada. Borrower and each Subsidiary Guarantor (i) has all requisite power, authority and legal right to execute and deliver each document, agreement or certificate to which it is a party or by which it is bound in connection with the Credit Facility, to consummate the transactions and perform its obligations hereunder and thereunder, and to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted, and (ii) has taken all necessary action to authorize the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which it is a party or by which it is bound and to consummate the transactions contemplated hereunder and thereunder.

        Section 4.02.    No Conflict With, Violation of or Default Under Laws or Other Agreements.    Neither the execution and delivery of this Credit Agreement, the Revolving Credit Note, the Subsidiary Guaranty or any other Loan Document, or any other agreement, certificate or instrument to which Borrower or any of the Subsidiary Guarantors are a party or by which they are bound in connection with the Credit Facility, nor the consummation of the transactions contemplated hereunder or thereunder, or the compliance with or performance of the terms and conditions herein or therein, is prevented by, limited by, conflicts in any material respect with, or will result in a material breach or violation of, or a material default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets by virtue of, the terms, conditions or provisions of (a) the Articles of Incorporation, Bylaws, Articles of Organization, Operating Agreement or other documents of organization or charter of Borrower or any Subsidiary Guarantor, (b) the Indenture or any other evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which they, or any of them, are a party or by which they, or any of them, are bound, or (c) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which they, or any of them, are subject where such breach could reasonably be expected to result in a Material Adverse Change.

        Section 4.03.    Litigation.    Except as disclosed on the Schedule of Significant Litigation delivered in connection with Section 3.11, to the best knowledge of Borrower with reference to the Herbst Consolidation, after due inquiry and investigation, there is no action, suit, proceeding, inquiry, hearing or investigation pending or threatened, in any court of law or in equity, or before any Governmental Authority, which could reasonably be expected to result in any Material Adverse Change in their respective business, financial condition, properties or operations. To the best knowledge of Borrower, after due inquiry and investigation, no member of the Herbst Consolidation is in violation of or default with respect to any order, writ, injunction, decree or demand of any such court or Governmental Authority where such default could reasonably be expected to result in a Material Adverse Change.

        Section 4.04.    Agreements Legal, Binding, Valid and Enforceable.    This Credit Agreement, the Revolving Credit Note, the Subsidiary Guarantys, the Security Documentation and all other Loan Documents, when executed and delivered by Borrower and/or Subsidiary Guarantors, as applicable, in connection with the Credit Facility will constitute legal, valid and binding obligations of Borrower and Subsidiary Guarantors, as applicable, enforceable against Borrower and Subsidiary Guarantors, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        Section 4.05.    Information and Financial Data Accurate; Financial Statements; No Adverse Change.    All information and financial and other data previously furnished in writing by Borrower and/or Subsidiary Guarantors in connection with the Credit Facility was true, correct and complete in all material respects as of the date furnished (unless subsequently corrected prior to the date hereof), and there has been no Material Adverse Change with respect thereto to the date of this Credit Agreement since the dates thereof. No information has been omitted which would make the information previously furnished in such financial statements to Lender misleading or incorrect in any material respect to the date of this Credit Agreement. Any and all financial statements heretofore furnished to Lender by Borrower and/or Subsidiary Guarantors: (i) present fairly the financial position of Borrower and/or Subsidiary Guarantors, as the case may be, as at their respective dates and the results of operations and changes in cash flows for the periods to which they apply, and (ii) with respect to the Borrower have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Since the date of the financial statements referred to in this Section 4.05, there has been no Material Adverse Change in the financial condition, business or operations of the Borrower and/or Subsidiary Guarantors.

        Section 4.06.    Governmental Approvals.    All consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any Governmental Authority and any other Person, which may be required in connection with the valid execution and delivery of this Credit Agreement and the other Loan Documents by Borrower and Subsidiary Guarantors, as applicable, and the carrying-out or performance of any of the transactions required or contemplated hereunder, or thereunder, by Borrower and Subsidiary Guarantors, as applicable, have been obtained or accomplished and are in full force and effect.

        Section 4.07.    Payment of Taxes.    Borrower has duly filed or caused to be filed all federal, state and local tax reports and returns which are required to be filed by it and has paid or made provisions for the payment of, all material taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns or otherwise pursuant to any assessment received by Borrower except such taxes, assessments, fees or other governmental charges, if any, as are being contested in good faith by Borrower by appropriate proceedings and for which Borrower has maintained adequate reserves for the payment thereof in accordance with GAAP.

        Section 4.08.    Title to Collateral.    Collateral Guarantor shall have good and marketable title to the Collateral as of the Closing Date and at all times during the term of the Credit Facility. The Collateral is not subject to any liens, encumbrances or restrictions except Permitted Encumbrances.

        Section 4.09.    No Untrue Statements.    All statements, representations and warranties made by Borrower and the Collateral Guarantor, in this Credit Agreement, any other Loan Document and any other agreement, document, certificate or instrument previously furnished or to be furnished by Borrower and/or the Collateral Guarantor and/or any other Subsidiary Guarantor to Lender pursuant to the provisions of this Credit Agreement, (i) are and shall be true, correct and complete in all material respects, at the time they were made, (ii) do not and shall not contain (at the time they were made) any untrue statement of a material fact, and (iii) do not and shall not omit to state (at the time they were made) a material fact necessary in order to make the information contained herein or therein not misleading or incomplete. Borrower and the Collateral Guarantor understand that all such statements, representations and warranties shall be deemed to have been relied upon by Lender as a material inducement to establish the Credit Facility.

        Section 4.10.    Brokerage Commissions.    No person is entitled to receive any brokerage commission, finder's fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement as a result of any agreement entered into by Borrower or any Subsidiary Guarantor. No brokerage or other fee, commission or compensation is to be paid by Lender with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by Borrower or any Subsidiary Guarantor, and Borrower agrees to indemnify Lender against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney's fees incurred by Lender in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

        Section 4.11.    No Defaults.    The Herbst Consolidation is not in violation of or in default with respect to any applicable laws and/or regulations which materially and adversely affect its business, financial condition or operations. Without limiting the generality of the foregoing, Borrower is not in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) in any material and adverse respect under the Indenture, or any other evidence of indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which it is a party or by which it is bound, which in any case could reasonably be expected to result in a Material Adverse Change.

        Section 4.12.    Indenture.

        a.    The copy of the Indenture, Indenture Security Documents and Indenture Amendment Documents and all modifications and amendments thereto have been delivered to Lender and each: (a) is a true, correct and complete copy of the respective original thereof, as in effect on the Closing Date, and no amendments or modifications have been made to such Indenture, Indenture Security Documents and Indenture Amendment Documents, except as delivered to Lender or otherwise reasonably approved in writing by Lender, and (b) has not been terminated and is in full force and effect. No member of the Herbst Consolidation is in default in the observance or performance of any of its obligations under the Indenture, Indenture Security Documents and Indenture Amendment Documents and each has done all things required to be done as of the Closing Date to keep unimpaired its rights thereunder.

        b.    As of the Closing Date, each of the Indenture Amendment Documents: (i) have been fully executed and delivered by the Indenture Trustee and each other applicable party thereto, and (ii) are in full force and effect as amendments to the Indenture and Indenture Security Documents. As of the Closing Date, the First Amendment to Deed of Trust has been recorded in the Official Records of Clark County, Nevada and the Amended Financing Statement and Annex has been filed in the office of the Secretary of State of the State of Nevada.

        Section 4.13.    Policies of Insurance.    As of the Closing Date, each of the copies of the declaration pages, original binders and certificates of insurance evidencing the Policies of Insurance relating to the Collateral delivered to Lender by Borrower and/or the Collateral Guarantor (i) is a true, correct and complete copy of the respective original thereof as in effect on the date hereof, and no amendments or modifications of any of said documents or instruments not included in such copies have been made, and (ii) has not been terminated and is in full force and effect. Borrower is not in default in the observance or performance of its obligations under said documents and instruments, and Borrower has done all things required to be done as of the date of this Credit Agreement to keep unimpaired its rights thereunder.

        Section 4.14.    FPG FF&E.    A schedule of the FPG FF&E pertaining to the FPG Hotel/Casino in existence as of the Closing Date hereof, is set forth on Schedule 4.14 attached hereto.

        Section 4.15.    Gaming Permits and Approvals.    All Gaming Permits required to be held by the Collateral Guarantor for the continued operation of the FPG Hotel/Casino are current and in good standing.

        Section 4.16.    Compliance with Statutes, etc.    The Herbst Consolidation is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, in the aggregate, result in a Material Adverse Change.

        Section 4.17.    Subsidiaries.    As of the Closing Date, Borrower does not have any direct or indirect Subsidiaries, other than the Subsidiary Guarantors.

ARTICLE V

GENERAL COVENANTS OF BORROWER AND COLLATERAL GUARANTOR

        To induce the Lender to enter into this Credit Agreement and establish the Credit Facility, Borrower and Collateral Guarantor covenant to Lender as follows:

        Section 5.01.    FF&E.    All FPG FF&E that is used at the FPG Hotel/Casino shall be owned by the Collateral Guarantor free and clear of any liens, encumbrances or claims, other than Permitted Encumbrances. If the Collateral Guarantor should sell, transfer, convey or otherwise dispose of any FPG FF&E and not replace such FPG FF&E with purchased items of equivalent value and utility that constitutes Collateral under the Security Documentation, Borrower shall be required to immediately, permanently reduce the Maximum Permitted Balance of the Credit Facility with a Voluntary Permanent Reduction in the amount of the Capital Proceeds of the FPG FF&E so disposed, subject, however, to the right of Lender to verify to its reasonable satisfaction the amount of said Capital Proceeds; in the event Lender and Borrower do not agree as to the value of the FPG FF&E disposed of and the amount of the Capital Proceeds, then Borrower, at its sole cost and expense, shall obtain a written appraisal of the FPG FF&E Disposed of, from an appraiser reasonably satisfactory to Lender, setting forth said values and amounts, and Lender agrees to accept the results of said appraisal. The Maximum Permitted Balance shall immediately be reduced by a Voluntary Permanent Reduction in the amount of such appraisal.

        Section 5.02.    Permits; Licenses and Legal Requirements.    The Herbst Consolidation shall comply in all material respects with and keep in full force and effect, as and when required, all Gaming Permits and all material permits, licenses and approvals obtained from any Governmental Authorities which are required for the operation and use of its business operations. The Herbst Consolidation shall comply in all material respects with all applicable material existing and future laws, rules, regulations, orders, ordinances and requirements of all Governmental Authorities, and with all recorded restrictions affecting its business operations where the failure of such compliance could reasonably be expected to result in a Material Adverse Change.

        Section 5.03.    Indenture.    Until Credit Facility Termination, Borrower shall fully perform and comply with all covenants, terms and conditions imposed or assumed by Borrower under the Indenture and each of the Indenture Security Documents. Borrower shall not amend, modify or terminate, or enter into any agreement to amend, modify or terminate the Indenture or any of the Indenture Security Documents (other than with respect to the Indenture Amendment Documents) without the prior written consent of Lender, which consent shall not be unreasonably withheld.

        Section 5.04.    Compliance With Other Loan Documents and Subsidiary Guaranty.    Borrower shall comply with each and every term, condition and agreement contained in the Loan Documents. The Collateral Guarantor shall comply with each and every term, condition and agreement contained in the Security Documentation.

        Section 5.05.    No Change in Character of Business or Location of Collateral Guarantor.    Until Credit Facility Termination (a) the chief executive office of Collateral Guarantor shall be located at 3440 West Russell Road, Las Vegas, Nevada 89118, (b) the FPG Hotel/Casino shall be operated by Collateral Guarantor, and (c) Collateral Guarantor shall not effect a material change in the nature and character of its business at the FPG Hotel/Casino as presently conducted and as presently contemplated and disclosed to Lender.

        Section 5.06.    Preservation and Maintenance of Assets.    Until Credit Facility Termination, Collateral Guarantor shall operate, maintain and preserve all rights, privileges, franchises, licenses, Gaming Permits and other properties and assets necessary to conduct its business at the FPG Hotel/Casino.

        Section 5.07.    Repair of Properties and Assets.    Until Credit Facility Termination, Collateral Guarantor shall, at its own cost and expense, maintain, preserve and repair the Collateral and all FPG FF&E in good and substantial repair, working order and condition, ordinary wear and tear excepted. All alterations, replacements, renewals, or additions made pursuant to this Section 5.07 shall become and constitute a part of said assets and property and subject, inter alia, to the provisions of Section 5.01 and subject to the lien of the Security Documentation.

        Section 5.08.    Financial Statements; Reports; Certificates and Books and Records.    Until Credit Facility Termination, the Borrower shall and shall cause the Herbst Consolidation at Borrower's sole expense to deliver to Lender a full and complete copy of each of the following and shall comply with each of the following financial requirements:

          a.    As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (ninety (90) days with respect to the fourth (4th) Fiscal Quarter in any Fiscal Year), the combined balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the Fiscal Quarter under review and reflecting year-to-date performance of the Herbst Consolidation and a comparison of the financial performance of the Herbst Consolidation to the prior Fiscal Year's operations and projected results from operations (in each case compared to budget and prior year period) of the Herbst Consolidation all in reasonable detail. Such financial statements shall be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Herbst Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

          b.    As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the combined balance sheet, income statement, statement of retained earnings and cash flows (reconciled with year end audited statements) of the Herbst Consolidation as at the end of such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Lender (it being understood that any "Big 5" accounting firm shall be automatically deemed satisfactory to the Lender), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Lender in its good faith business judgment to be adverse to the interests of the Lender. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed the Financial Covenants as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.01 through 6.04, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by the Herbst Consolidation in the manner prescribed by this Credit Agreement. Such financial statements shall be certified by an Authorized Officer of the Borrower in the same manner as required with respect to financial statements delivered pursuant to Section 5.08(a);

          c.    Concurrently with the financial statements and reports required pursuant to Sections 5.08(a) and 5.08(b), Compliance Certificate signed by an Authorized Officer;

          d.    Until Credit Facility Termination, Borrowers, and members of the Herbst Consolidation shall keep and maintain complete and accurate books and records in accordance with GAAP, consistently applied. Borrowers and members of the Herbst Consolidation, and each of them, shall permit Lender and any authorized representatives of Lender to have reasonable access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of the Herbst Consolidation at all reasonable times upon the giving of reasonable notice of such intent. In addition: (i) in the event of the occurrence of any Default or Event of Default, or (ii) in the event any Material Adverse Change occurs, Borrower shall promptly, and in any event within three (3) days after actual knowledge thereof, notify Lender in writing of such occurrence; and

          e.    Until Credit Facility Termination, Borrower shall furnish to Lender any financial information or other information bearing on the financial status of the Herbst Consolidation, or any of them, which is reasonably requested by Lender.

        Section 5.09.    Insurance.    Borrower and/or Collateral Guarantor shall obtain, or cause to be obtained, and shall maintain or cause to be maintained with respect to the Collateral, at all times throughout the term of the Loan, at its own cost and expense, and shall deposit with Lender on or before the Closing Date:

          a.    Borrower and/or Collateral Guarantor shall maintain Special Causes of Loss ("All Risk") perils property coverage, including flood and earthquake, which represents one hundred percent (100%) of the values at replacement cost for all Collateral. Such coverage shall include a lenders loss payable endorsement in favor of Lender. The policy will be amended to provide for adjustment of all losses in excess of Two Hundred Thousand Dollars ($200,000.00) with Lender. The policy may include a deductible of no more than Twenty-Five Thousand Dollars ($25,000.00) for any single occurrence. Flood and earthquake deductibles can be no more than One Hundred Thousand Dollars ($100,000.00), if a separate deductible applies. If the FPG Real Property is located in Flood Zone "A" or "V", maximum Federal Flood coverage available must be purchased.

          b.    Commercial General Liability (1998 ISO Form or Equivalent). Borrower and/or Collateral Guarantor shall maintain a Commercial General Liability with a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage, including products liability, contractual liability and all standard policy form extensions. The policy must provide a Two Million Dollar ($2,000,000.00) general aggregate (per location, if multi-location risk) and be written on an "occurrence form". The policy will include extensions for liquor legal liability and employee benefits legal liability coverages. If the general liability policy contains a self-insured retention, it shall be no greater than Ten Thousand Dollars ($10,000.00) per occurrence, with an aggregate retention of no more than Two Hundred Fifty Thousand Dollars ($250,000.00) including expenses.

        The policy shall be endorsed to include Lender as an additional insured. Definition of additional insured shall include all officers, directors, employees, agents and representatives of the additional insured. The coverage for additional insured shall apply on a primary basis irrespective of any other insurance whether collectible or not (ISO Endorsement Form #CG 20261185 Additional Insured—Designated Person or Organization or Equivalent).

          c.    Business Interruption/Extra Expense.    Collateral Guarantor shall maintain combined Business Interruption/Extra Expense coverage with a limit representing no less than one hundred percent (100%) of the projected annual net profit plus continuing expenses (including debt service) for the FPG Hotel/Casino. Such coverage shall also include extensions for off premises power losses at One Million Dollars ($1,000,000.00) and an extended period of indemnity of one hundred eighty (180) days endorsement. These coverages may have a deductible of no greater than twenty-four (24) hours, or Fifty Thousand Dollars ($50,000.00), if a separate deductible applies. This coverage will be specifically endorsed to include Lender as Loss Payee.

          d.    Retention.    If Borrower's general liability policy includes a self-insured retention, it is agreed and fully understood that Borrower is solely responsible for payment of all amounts due within said self-insured retention. Any indemnification hold harmless provision is extended to cover all liability associated with said self-insured retentions.

          e.    Umbrella Liability.    An Umbrella Liability policy shall be purchased with a limit of not less than Twenty Million Dollars ($20,000,000.00) providing excess coverage over all limits and coverages indicated in Paragraph (b) and are written on an "occurrence" form. The limits can be secured by a combination of primary and excess umbrella policies, provided that all layers follow form with underlying policies indicated in Paragraph (b) above. This policy shall be endorsed to include Lender as an Additional Insured.

          f.    General Requirements (All Policies).    All policies indicated above shall be written with insurance companies licensed and admitted to do business in the State of Nevada and rated no lower than "A XII" in the most recent addition of A.M. Best and/or "AA" in the most recent edition of Standard & Poor's, or such other carrier reasonably acceptable to Lender. All policies discussed above shall be endorsed to provide that in the event of a cancellation, non-renewal or material modification, Lender shall receive thirty (30) days prior written notice thereof by certified mail. The Borrower shall furnish Lender with Certificates of Insurance executed by an authorized agent evidencing compliance with all insurance provisions discussed above on an annual basis. The Borrower shall also furnish a copy of the Declaration Page of each policy required and current policy endorsements evidencing the appropriate status of Lender (as Lender's Loss Payable for Personal Property and Business Income, Additional Insured, etc.) under such policy. Certificates of Insurance executed by an authorized agent of each carrier providing insurance evidencing continuation of all coverages will be provided on the Closing Date and annually on or before ten (10) days prior to the expiration of each policy. All certificates and other notices related to the insurance program shall be delivered to Lender concurrently with the delivery of such certificates or notices to such carrier or to Borrower as applicable.

          g.    Other.    Any other insurance reasonably requested by Lender in such amount and covering such risks as may be reasonably requested. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any coverage required under this Agreement. All requirements are considered minimums in terms of the purchase and maintenance of insurance under this Agreement.

        Section 5.10.    Taxes.    Throughout the term of the Credit Facility, Borrower shall prepare and timely file or cause to be prepared and timely filed all federal, state and local tax returns required to be filed by the Herbst Consolidation, and Borrower shall cause the Herbst Consolidation to pay and discharge prior to delinquency all material taxes, assessments and other governmental charges or levies imposed upon them, or in respect of any of their respective properties and assets except such taxes, assessments and other governmental charges or levies, if any, as are being contested in good faith by Borrower by appropriate proceedings and for which Borrower and/or Collateral Guarantor have given written notice thereof to Lender and have maintained adequate reserves in accordance with GAAP for the payment thereof.

        Section 5.11.    Permitted Encumbrances Only.    Until Credit Facility Termination, Borrower and Collateral Guarantor shall not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, encumbrance, attachment, levy, distraint, or other judicial process or burden of any kind and nature except the Permitted Encumbrances on or with respect to the Collateral, except with respect to matters described in Section 5.10, such items as are being discharged, released and/or contested, as the case may be, in the manner described therein.

        Section 5.12.    Advances.    Until Credit Facility Termination, if Borrower or Collateral Guarantor should fail (i) to perform or observe, or (ii) to cause to be performed or observed, any covenant or obligation of Borrower or Collateral Guarantor under this Credit Agreement or any of the other Loan Documents, the failure of which could reasonably be expected to result in a Material Adverse Change, then Lender, may (but shall be under no obligation to) take such steps as are necessary to remedy any such non-performance or non-observance and provide for payment thereof. All amounts advanced by Lender pursuant to this Section 5.12 shall become an additional obligation of Borrower to Lender secured by the Security Documentation and other Loan Documents, shall reduce the amount of Available Borrowings and shall become due and payable by Borrower on the next interest payment date, together with interest thereon at a rate per annum equal to the Default Rate (such interest to be calculated from the date of such advancement to the date of payment thereof by Borrower).

        Section 5.13.    Further Assurances.    Borrower, Collateral Guarantor and Lender will, at the expense of the Borrower, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such amendments or supplements hereto or to any of the Loan Documents and such further documents, instruments and transfers as any such party may reasonably require for the curing of any defect in the execution or acknowledgement hereof or in any of the Loan Documents, or in the description of the Collateral or for the proper evidencing of giving notice of each lien or security interest securing repayment of the Credit Facility. Further, upon the execution and delivery of the Security Documentation and each of the Loan Documents and thereafter, from time to time, Borrower shall cause the Security Documentation and each of the Loan Documents and each amendment and supplement thereto to be filed, registered and recorded and to be refiled, re-registered and re-recorded in such manner and in such places as may be reasonably required by the Lender in order to publish notice of and fully protect the liens of the Security Documentation and to protect or continue to perfect the security interests created by the Security Documentation in the Collateral and to perform or cause to be performed from time to time any other actions required by law and execute or cause to be executed any and all instruments of further assurance that may be necessary for such publication, perfection, continuation and protection.

        Section 5.14.    Indemnification.    Borrower agrees to and does hereby jointly and severally indemnify, protect, defend and save harmless Lender and its directors, trustees, officers, employees, agents, attorneys and shareholders (individually an "Indemnified Party" and collectively the "Indemnified Parties") from and against any and all losses, damages, expenses or liabilities of any kind or nature from any investigations, suits, claims, demands or other proceedings, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Credit Agreement, with any other Loan Document or with the transactions contemplated herein and thereby; provided, however, Borrower shall not be obligated to indemnify, protect, defend or save harmless an Indemnified Party if, and to the extent, the loss, damage, expense or liability was caused by (a) the gross negligence or intentional misconduct of such Indemnified Party, or (b) the breach of this Credit Agreement or any other Loan Document by such Indemnified Party or the breach of any laws, rules or regulations by an Indemnified Party (other than those breaches of laws arising from Borrower's or any Subsidiary Guarantor's default). In case any action shall be brought against any Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, Lender shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to Lender, the payment of all costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by an Indemnified Party that such counsel would have a conflict representing such Indemnified Party and Borrower, the applicable Indemnified Party shall have the right to employ, at the expense of Borrower, separate counsel in any such action and to participate in the defense thereof. Borrower shall not be liable for any settlement of any such action effected without their consent, but if settled with Borrower's consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify, defend and save harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. In the event that any Person is adjudged by a court of competent jurisdiction not to have been entitled to indemnification under this Section 5.14, it shall repay all amounts with respect to which it has been so adjudged. If and to the extent that the indemnification provisions contained in this Section 5.14 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law. The provisions of this Section 5.14 shall survive the termination of this Credit Agreement and the repayment of the Credit Facility.

        Section 5.15.    Suits or Actions Affecting Borrower.    Until Credit Facility Termination, Borrower shall promptly advise Lender in writing within ten (10) days of Borrower's knowledge of (a) any Significant Litigation claims, litigation, proceedings or disputes (whether or not purportedly on behalf of any member of the Herbst Consolidation) against, or to the actual knowledge of Borrower, threatened or affecting any member of the Herbst Consolidation which could reasonably be expected to result in an award of monetary damages in excess of Five Hundred Thousand Dollars ($500,000.00), or (b) any proposal by any Governmental Authority to acquire any of the material assets or business of any member of the Herbst Consolidation.

        Section 5.16.    Execution of Additional Subsidiary Guarantys.    Borrower shall notify Lender in writing on or before ten (10) days following the creation of each additional direct or indirect Subsidiary. Borrower shall further cause each such additional Subsidiary to execute a Subsidiary Guaranty in favor of Lender and to deliver the original thereof to Lender promptly, but in no event later than thirty (30) days following the creation of such additional Subsidiary.

        Section 5.17.    Maintenance of Designated Deposit Account.    Until Credit Facility Termination, Borrower shall maintain the Designated Deposit Account at the principal office of Lender to facilitate the operational process of the Credit Facility.

        Section 5.18.    Notice to State Gaming Control Board.    Borrower and Collateral Guarantor shall make all required reports and disclosures to the Nevada State Gaming Control Board, including, but not limited to, reporting the Credit Facility within the time period required by Regulation 8.130(2) of the Regulations of Nevada Gaming Commission and State Gaming Control Board.

ARTICLE VI

FINANCIAL COVENANTS

        Until Credit Facility Termination, Borrower agrees, as set forth below, to comply or cause compliance with the following Financial Covenants.

        Section 6.01.    Cash Flow Leverage Ratio.    Commencing on the Closing Date and continuing as of the end of each Fiscal Quarter until Credit Facility Termination, the Herbst Consolidation shall maintain a maximum Cash Flow Leverage Ratio no greater than 5.75 to 1.00; provided, however, in the event of an Acquisition, the calculation of Cash Flow Leverage Ratio shall be made without regard to such Acquisition until such Acquisition has been owned by the Herbst Consolidation for a full Fiscal Quarter.

        Section 6.02.    Fixed Charge Coverage Ratio.    Commencing on the Closing Date and continuing as of the end of each Fiscal Quarter until Credit Facility Termination, the Herbst Consolidation shall maintain a minimum Fixed Charge Ratio no less than 1.15 to 1.00 as of the end of the first two (2) Fiscal Quarters following the Closing Date and thereafter no less than 1.25 to 1.00; provided, however, in the event of an Acquisition, the calculation of Fixed Charge Coverage Ratio shall be made without regard to such Acquisition until such Acquisition has been owned by the Herbst Consolidation for a full Fiscal Quarter.

        Section 6.03.    Liquidity Requirement.    Commencing on the Closing Date and continuing at all times until the occurrence of Credit Facility Termination, the Herbst Consolidation shall maintain a Liquidity Amount of no less than Twenty Million Dollars ($20,000,000.00).

        Section 6.04.    Restriction on Transfer of Ownership.    Until Credit Facility Termination, all of the issued and outstanding stock of the Collateral Guarantor shall be owned by Borrower.

        Section 6.05.    No Subsidiaries.    Borrower shall not own or create any Subsidiaries after the Closing Date without the prior written consent of Lender.

        Section 6.06.    Margin Regulations.    No part of the proceeds of the Credit Facility will be used by Borrower or any member of the Herbst Consolidation to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of such loans, nor the use of the proceeds of such loans will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

ARTICLE VII

EVENTS OF DEFAULT

        Section 7.01.    Events of Default.    Any of the following events and the passage of any applicable notice and cure periods shall constitute an Event of Default hereunder:

          a.    Any representation or warranty made by Borrower or Collateral Guarantor pursuant to or in connection with this Credit Agreement, the Revolving Credit Note, or any other Loan Document or in any report, certificate, financial statement or other writing furnished by Borrower or Collateral Guarantor in connection herewith, shall prove to be false, incorrect or misleading in any materially adverse aspect as of the date when made unless cured within thirty (30) days of the date when made if such representation or warranty is capable of being cured.

          b.    Borrower shall have defaulted in the payment of any interest on the Revolving Credit Note for a period of five (5) days from the date such payment is due or shall have defaulted in the payment of any principal on the Revolving Credit Note when due;

          c.    Any of the Security Documentation or any provision thereof shall cease to be in full force and effect in any material respect or shall cease to give the Lender in any material respect the liens, rights, powers and privileges purported to be created thereby or the Borrower or Collateral Guarantor shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the Security Documentation for a period of ten (10) days after written notice thereof is delivered to Borrower and Collateral Guarantor by Lender or any Lender of such failure (or such shorter period following such notice as may be required in any Loan Document);

          d.    Borrower shall have defaulted in the payment of any late charge, Non-usage Fees, expenses, indemnities or any other amount owing under any Loan Document for a period of five (5) days after notice thereof to Borrower from Lender;

          e.    Borrower or Collateral Guarantor shall fail duly and punctually to perform or comply with any other term, covenant, condition or promise contained in this Credit Agreement, the Revolving Credit Note or any other Loan Document and such failure shall continue for ten (10) days after written notice thereof is delivered to Borrower and Collateral Guarantor by Lender of such failure (or such shorter period following such notice as may be required in any Loan Document).

          f.      Borrower or any Subsidiary Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding against it;

          g.    An involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary Guarantor seeking liquidation, reorganization or other relief with respect to itself or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days;

          h.    Borrower or any Subsidiary Guarantor makes an assignment of all or substantially all of their assets for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due;

          i.      Borrower shall fail to pay when due in accordance with its terms and provisions any other Indebtedness of such Borrower which failure would result in a Material Adverse Change and continues beyond the period of grace, if any, therefor;

          j.      The occurrence of any "Event of Default" as defined and described in the Indenture;

          k.    Commencement against Borrower, any time after the execution of this Credit Agreement, of any litigation which is not stayed, bonded, dismissed, terminated or disposed of to the satisfaction of Lender within ninety (90) days after its commencement, and which (i) could materially adversely affect the priority of the encumbrances and security interests granted Lender by the Security Documentation in the Collateral, or (ii) results in the issuance of a preliminary or permanent injunction which is not dissolved or stayed pending appeal within sixty (60) days of its issuance and which preliminary or permanent injunction materially adversely affects Collateral Guarantor's right to use the Collateral at the FPG Hotel/Casino;

          l.      The loss or suspension, other than on account of force majeure, of Collateral Guarantor's unrestricted Gaming Permits or the failure of Collateral Guarantor to maintain gaming activities in the FPG Hotel/Casino other than on account of force majeure at least to the same general extent as is presently conducted thereon for a period in excess of thirty (30) consecutive days;

          m.    Any order, judgment or decree shall be entered against Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or any Borrower shall otherwise dissolve or cease to exist; or

          n.    The occurrence of any default under any Subsidiary Guaranty or the revocation, termination or repudiation of any of the Subsidiary Guarantors' promises, obligations or covenants under any Subsidiary Guaranty.

        Section 7.02.    Default Remedies.    Upon the occurrence of any Event of Default, Lender may declare the unpaid balance of the Revolving Credit Note, together with the interest thereon, to be fully due and payable, and, in addition, may exercise any or all of the following remedies:

          a.    The Lender may terminate its obligation to make any advances for Borrowings and may declare all outstanding unpaid Indebtedness hereunder and under the Revolving Credit Note and other Loan Documents together with all accrued interest thereon immediately due and payable without presentation, demand, protest or notice of any kind. This remedy will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(f), (g) or (h) with respect to Borrower or the Collateral Guarantor.

          b.    The Lender may exercise any and all remedies available to Lender under the Loan Documents.

          c.    The Lender may exercise any other remedies available to Lender at law or in equity, including requesting the appointment of a receiver to perform any acts required of Borrower under this Credit Agreement, and Borrower hereby specifically consents to any such request by Lender.

        For the purpose of carrying out this section and exercising these rights, powers and privileges, Borrower hereby irrevocably constitutes and appoints Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this paragraph in the name and on behalf of Borrower. Lender may exercise one or more of Lender's remedies simultaneously and all its remedies are nonexclusive and cumulative. Lender shall not be required to pursue or exhaust any Collateral or remedy before pursuing any other Collateral or remedy. Lender's failure to exercise any remedy for a particular default shall not be deemed a waiver of (i) such remedy, nor its rights to exercise any other remedy for that default, nor (ii) its right to exercise that remedy for any subsequent default.

        Section 7.03.    Application of Proceeds.    All payments and proceeds received and all amounts held or realized from the sale or other disposition of the Collateral, which are to be applied hereunder towards satisfaction of Borrower's obligations under this Credit Agreement, shall be applied in the following order of priority:

          a.    First, to the payment of all reasonable fees, costs and expenses (including reasonable attorney's fees and expenses) incurred by Lender, its agents or representatives in connection with the realization upon any of the Collateral;

          b.    Next, to the payment in full of any other amounts due under this Credit Agreement any other Loan Documents (other than the Revolving Credit Note);

          c.    Next, to the balance of interest remaining unpaid on the Credit Facility;

          d.    Next, to the balance of principal remaining unpaid on the Credit Facility;

          e.    Next, to the payment of any other amounts owing to Lender which is necessary to cause Credit Facility Termination; and

          f.      Next, the balance, if any, of such payments, proceeds, or amounts to whomever may be entitled thereto.

        Section 7.04.    Notices.    In order to entitle Lender to exercise any remedy available hereunder, it shall not be necessary for Lender to give any notice, other than such notice as may be required expressly herein.

        Section 7.05.    Agreement to Pay Attorney's Fees and Expenses.    Upon the occurrence of an Event of Default, as a result of which Lender shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or the enforcement or performance or observance of any obligation or agreement on the part of Borrower contained herein, Borrower shall, on demand, pay to Lender the actual and reasonable fees of such attorneys (including actual and reasonable allocated costs of in-house legal counsel) and such other reasonable expenses so incurred by Lender.

        Section 7.06.    No Additional Waiver Implied by One Waiver.    In the event any agreement contained in this Credit Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

        Section 7.07.    Licensing of Lender.    In the event of the occurrence of an Event of Default hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Lender advisable, for an agent, supervisor, receiver or other representative of Lender to become licensed under the provisions of the laws of the State of Nevada, or rules and regulations adopted pursuant thereto, as a condition to receiving the benefit of any Collateral encumbered by the Security Documentation or other Loan Documents for the benefit of Lender or otherwise to enforce its rights hereunder or thereunder, Borrower does hereby give its consent to the granting of such license or licenses and agrees to execute such further documents as may be required in connection with the evidencing of such consent.

        Section 7.08.    Exercise of Rights Subject to Applicable Law.    All rights, remedies and powers provided by this Article VII may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the laws of any Governmental Authority and all of the provisions of this Article VII are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Credit Agreement invalid, unenforceable or not entitled to be recorded or filed under the provisions of any applicable law.

        Section 7.09.    Discontinuance of Proceedings.    In case Lender shall have proceeded to enforce any right, power or remedy under this Credit Agreement, the Revolving Credit Note, the Security Documentation or any other Loan Document by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then and in every such case Borrower and Lender shall be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Lender shall continue as if such proceedings had not been taken, subject to any binding rule by the applicable court or other tribunal in any such proceeding.

ARTICLE VIII

DAMAGE, DESTRUCTION AND CONDEMNATION

        Section 8.01.    No Abatement of Payments.    If all or any part of the Collateral shall be materially damaged or destroyed, or if title to or the temporary use of the whole or any part of any of the Collateral shall be taken or condemned by a competent authority for any public use or purpose, or by exercise of the power of eminent domain, there shall be no abatement or reduction in the amounts payable by Borrower hereunder or under the Revolving Credit Note, and Borrower shall continue to be obligated to make such payments.

        Section 8.02.    Distribution of Capital Proceeds Upon Occurrence of Fire, Other Perils or Condemnation.    All monies received from "All Risk" including flood and earthquake insurance policies covering any of the Collateral or from condemnation or similar actions in regard to said Collateral, shall be paid directly to Lender. However, in the event the amount paid to Lender is equal to or less than Two Hundred Fifty Thousand Dollars ($250,000.00), such amount shall be paid directly to Borrower unless a Default or Event of Default shall have occurred and then be continuing. In the event the amount paid to Lender is greater than Two Hundred Fifty Thousand Dollars ($250,000.00), then, unless a Default or Event of Default has occurred hereunder and is then continuing, the entire amount so collected or so much thereof as may be required to repair or replace the destroyed or condemned property, shall, subject to the conditions set forth below, be released to Borrower for repair or replacement of the property destroyed or condemned or to reimburse Borrower for the costs of such repair or replacement incurred prior to the date of such release. If a Default or Event of Default has occurred hereunder and is then continuing such amount may, at the option of Lender, be applied to pay the outstanding balance of the Credit Facility. In the event the amount so collected is applied to pay or reduce the outstanding balance of the Credit Facility, the amount received by Lender shall be applied in the priority set forth in Section 7.03 and, if such application is made when a Default or Event of Default has occurred and remains continuing, then Borrower shall not be entitled to any further Borrowings.

ARTICLE IX

GENERAL TERMS AND CONDITIONS

        The following terms and conditions shall be applicable throughout the term of this Credit Agreement:

        Section 9.01.    Failure to Exercise Rights.    Nothing herein contained shall impose upon Lender, Borrower or Collateral Guarantor any obligation to enforce any terms, covenants or conditions contained herein. Failure of Lender, Borrower or Collateral Guarantor, in any one or more instances, to insist upon strict performance by Borrower, Collateral Guarantor or Lender of any terms, covenants or conditions of this Credit Agreement or the other Loan Documents, shall not be considered or taken as a waiver or relinquishment by Lender, Borrower or Collateral Guarantor of their right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by Borrower, Collateral Guarantor or Lender with all the terms, covenants and conditions of this Credit Agreement and the other Loan Documents. The consent of Lender, Borrower or Collateral Guarantor to any act or omission by Borrower, Collateral Guarantor or Lender shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Lender's, Borrower's or Collateral Guarantor's consent to be obtained in any future or other instance.

        Section 9.02.    Notices and Delivery.    Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Banking Business Day if such telecopy is received on a non-Banking Business Day or after 5:00 p.m. on a Banking Business Day) or four (4) Banking Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to Lender pursuant to Articles II shall not be effective until received by Lender. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.02) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All deliveries to be made to Lender shall be made at the address specified for notice on the signature page hereto or such other address as may be designated by Lender in a written notice.

        Section 9.03.    Modification in Writing.    This Credit Agreement and the other Loan Documents constitute the entire agreement between the parties and supersede all prior agreements, whether written or oral with respect to the subject matter hereof, including, but not limited to, any term sheets furnished by Lender to Borrower. Neither this Credit Agreement, nor any other Loan Documents, nor any provision herein, or therein, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        Section 9.04.    Other Agreements.    If the terms of any documents, certificates or agreements delivered in connection with this Credit Agreement are inconsistent with the terms of the Loan Documents, Borrower and Collateral Guarantor shall use their best efforts to amend such document, certificate or agreement to the satisfaction of Lender to remove such inconsistency.

        Section 9.05.    Counterparts.    This Credit Agreement may be executed by the parties hereto in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute but one and the same document.

        Section 9.06.    Rights, Powers and Remedies are Cumulative.    None of the rights, powers and remedies conferred upon or reserved to Lender, Borrower or Collateral Guarantor in this Credit Agreement are intended to be exclusive of any other available right, power or remedy, but each and every such right, power and remedy shall be cumulative and not alternative, and shall be in addition to every right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute. Any forbearance, delay or omission by Lender, Borrower or Collateral Guarantor in the exercise of any right, power or remedy shall not impair any such right, power or remedy or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, any of said rights, powers and remedies given to Lender, Borrower or Collateral Guarantor herein. The exercise of any right or partial exercise thereof by Lender, Borrower or Collateral Guarantor shall not preclude the further exercise thereof and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Lender.

        Section 9.07.    Continuing Representations.    All agreements, representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Credit

Facility hereunder and the execution and delivery of each other Loan Document until and final payment of all sums owing under the Credit Facility and the Credit Facility has been irrevocably terminated.

        Section 9.08.    Successors and Assigns.    All of the terms, covenants, warranties and conditions contained in this Credit Agreement shall be binding upon and inure to the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

        Section 9.09.    Time of Essence.    Time shall be of the essence of this Credit Agreement.

        Section 9.10.    Choice of Law and Forum.    This Credit Agreement and each of the Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of law. Borrower and Collateral Guarantor further agree that the full and exclusive forum for the determination of any action relating to this Credit Agreement, the Loan Documents, or any other document or instrument delivered in favor of Lender pursuant to the terms hereof shall be either an appropriate Court of the State of Nevada or the United States District Court or United States Bankruptcy Court for the District of Nevada.

        Section 9.11.    Arbitration.

          a.    Other than an action or legal proceeding instituted by Lender for the purpose of exercising any remedy under the Security Documentation, upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) ("Dispute") now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with the Credit Agreement, Loan Documents or any related agreements, documents, or instruments (collectively the "Documents"), may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Dispute.

          b.    All Disputes between the parties shall be resolved by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

          c.    No provision of, nor the exercise of any rights under this arbitration clause shall limit the rights of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under the Security Documentation or other security agreement or instrument, or applicable law, (ii) exercising self-help remedies (including setoff rights) or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provision hereof.

        Section 9.12.    Waiver of Jury Trial.    TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, COLLATERAL GUARANTOR AND LENDER EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE, THE SUBSIDIARY GUARANTY OR ANY OF THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH,

RELATED TO, OR INCIDENTAL TO THE DEALINGS OF BORROWER, COLLATERAL GUARANTOR AND LENDER WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE, THE SUBSIDIARY GUARANTY OR ANY OF THE LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, COLLATERAL GUARANTOR AND LENDER EACH MUTUALLY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        Section 9.13.    Scope of Approval and Review.    Any inspection of the Collateral shall be deemed to be made solely for Lender's internal purposes and shall not be relied upon by the Borrower, Collateral Guarantor or any third party. In no event shall Lender be deemed or construed to be joint venturers or partners of Borrower or Collateral Guarantor.

        Section 9.14.    Severability of Provisions.    In the event any one or more of the provisions contained in this Credit Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        Section 9.15.    Cumulative Nature of Covenants.    All covenants contained herein are cumulative and not exclusive of each other covenant. Any action allowed by any covenant shall be allowed only if such action is not prohibited by any other covenant.

        Section 9.16.    Costs to Prevailing Party.    If any action or arbitration proceeding is brought by any party against any other party under this Credit Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover such costs and attorney's fees as the court in such action or proceeding may adjudge reasonable.

        Section 9.17.    Setoff.    In addition to any rights and remedies of the Lender provided by law, if any Event of Default exists, Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender to or for the credit or the account of Borrower against any and all obligations of Borrower under the Credit Facility, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Credit Agreement or any Loan Document and although such amounts owed may be contingent or unmatured. Lender agrees promptly to notify the Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 10.17 are in addition to the other rights and remedies (including other rights of setoff) which Lender may have.

        Section 9.18.    Schedules Attached.    Schedules are attached hereto and incorporated herein and made a part hereof as follows:

Schedule 3.11	—	Schedule of Significant Litigation
Schedule 4.14	—	Schedule of FPG FF&E

        Section 9.19.    Exhibits Attached.    Exhibits are attached hereto and incorporated herein and made a part hereof as follows:

Exhibit A	—	Revolving Credit Note—Form
Exhibit B	—	Notice of Borrowing—Form
Exhibit C	—	Conversion Notice—Form
Exhibit D	—	Compliance Certificate—Form
Exhibit E	—	Authorized Officer's Certificate—Form
Exhibit F	—	Closing Certificate—Form
Exhibit G	—	Legal Opinion—Form
Exhibit H	—	Subsidiary Guaranty—Form
Exhibit I	—	FPG Real Property

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

BORROWER:

HERBST GAMING, INC., a Nevada corporation

By	/s/ EDWARD HERBST Edward Herbst, President

Address:

3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins

Telephone: (702) 889-7690 Facsimile: (702) 740-4630

COLLATERAL GUARANTOR:

FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company dba TERRIBLE'S HOTEL & CASINO

By	/s/ EDWARD HERBST Edward Herbst, Managing Member

Address:

3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins

Telephone: (702) 889-7690 Facsimile: (702) 740-4630

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By	/s/ DAVID WALQUIST David Walquist, Vice President

Address:

2300 W. Sahara Avenue Suite 120 Las Vegas, Nevada 89102

Telephone: (702) 386-3938 Facsimile: (702) 386-3916

EXHIBIT A

REVOLVING CREDIT PROMISSORY NOTE

$10,000,000.00	September 6, 2002

        FOR VALUE RECEIVED, the undersigned, HERBST GAMING, INC., a Nevada corporation (the "Borrower") promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (together with its successors and assigns, the "Lender") such sums as Lender may hereafter loan or advance or re-loan to the Borrower from time to time pursuant to the Credit Facility as described in the Credit Agreement, hereinafter defined, the unpaid balance of which shall not exceed in the aggregate the Maximum Permitted Balance at any time, together with interest on the principal balance outstanding from time to time at the rate or rates set forth in the Credit Agreement.

        A.    Incorporation of Credit Agreement.

        1.    Reference is made to the Credit Agreement dated concurrently herewith (the "Credit Agreement"), executed by and among the Borrower, the Collateral Guarantor therein named and Lender. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is the Revolving Credit Promissory Note ("Revolving Credit Note") referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

        2.    The outstanding principal indebtedness evidenced by this Revolving Credit Note shall be payable as provided in the Credit Agreement and in any event on September 30, 2003, unless extended from time to time for one (1) year periods in the manner and subject to the terms of Section 2.13 of the Credit Agreement, the Maturity Date.

        3.    Interest shall be payable on the outstanding daily unpaid principal amount of each Borrowing hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after Default and before and after maturity and judgment, with interest on overdue interest to bear interest at the Default Rate, to the fullest extent permitted by applicable law.

        4.    The amount of each payment hereunder shall be made to the Lender at the Lender's office as specified in the Credit Agreement at the time or times set forth therein, in lawful money of the United States of America and in immediately available funds.

        5.    Borrowings hereunder shall be made in accordance with the terms, provisions and procedures set forth in the Credit Agreement.

        B.    Default.    The "Late Charges and Default Rate" provisions contained in Section 2.08 and the "Events of Default" provisions contained in Article VII of the Credit Agreement are hereby incorporated by this reference as though fully set forth herein. Upon the occurrence of a Default or Event of Default, Borrower's right to convert or exercise its Interest Rate Option for a LIBOR Loan, or the continuation thereof, shall immediately, without notice or demand, terminate.

        C.    Waiver.    Borrower waives diligence, demand, presentment for payment, protest and notice of protest.

        D.    Collection Costs.    In the event of the occurrence of an Event of Default, the Borrower agrees to pay all reasonable costs of collection, including a reasonable attorney's fee, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such default. In the event legal action is commenced for the collection of any sums owing hereunder the undersigned agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Default Rate until fully paid.

        E.    Interest Rate Limitation.    Notwithstanding any provision herein or in any document or instrument now or hereafter securing this Revolving Credit Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the applicable laws of the State of Nevada or the United States of America.

        F.    Security.    This Revolving Credit Note is secured by the Security Documentation described in the Credit Agreement.

        G.    Governing Law.    This Revolving Credit Note has been delivered in Las Vegas, Nevada, and shall be governed by and construed in accordance with the laws of the State of Nevada.

        H.    Partial Invalidity.    If any provision of this Revolving Credit Note shall be prohibited by or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of any other provision of this Revolving Credit Note.

        I.    No Conflict with Credit Agreement.    This Revolving Credit Note is issued under, and subject to, the terms, covenants and conditions of the Credit Agreement, which Credit Agreement is by this reference incorporated herein and made a part hereof. No reference herein to the Credit Agreement and no provision of this Revolving Credit Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Revolving Credit Note at the place, at the respective times, and in the currency prescribed in the Credit Agreement. If any provision of this Revolving Credit Note conflicts or is inconsistent with any provision of the Credit Agreement, the provisions of the Credit Agreement shall govern.

        IN WITNESS WHEREOF, this Revolving Credit Note has been executed as of the date first hereinabove written.

HERBST GAMING, INC., a Nevada corporation

By	/s/ EDWARD HERBST Edward Herbst, President

EXHIBIT B

FORM OF
NOTICE OF BORROWING

TO:
U.S. Bank National Association in its capacity as Lender under that certain Credit Agreement, dated as of September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Herbst Gaming, Inc., a Nevada corporation (the "Borrower"), the Collateral Guarantor therein named and U.S. Bank National Association (the "Lender"). Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

        Pursuant to Section 2.03 of the Credit Agreement, this Notice of Borrowing represents Borrower's request for a Borrowing to be advanced on                        ,            (the "Funding Date") from the Lender in the aggregate principal amount of                         ($                        ). Proceeds of such Borrowing are to be disbursed on the Funding Date in immediately available funds to the Designated Deposit Account at Lender's                        Branch in Las Vegas, Nevada, Account No.                        .

        Borrower hereby certifies that (i) the representations and warranties contained in Article IV of the Credit Agreement, in each of the Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date), shall be true and correct in all material respects on and as of the Funding Date as though made on and as of the Funding Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Lender; (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document or will result from the making of the requested Borrowing; (iii) Borrower has and shall have satisfied all conditions precedent under Article III B of the Credit Agreement required to be performed by it on or before the Funding Date (unless otherwise waived pursuant to the terms of the Credit Agreement); (iv) since the date of the most recent audited financial statements referred to in Sections 3.12 and 5.08(b) of the Credit Agreement, no Material Adverse Change shall have occurred; and (v) the aggregate of all Borrowings does not (and after giving effect to the requested Borrowing, will not) exceed the Maximum Availability then in effect.

        Borrower further certifies that as of the Funding Date, without regard to the requested Borrowing:

A.	The Maximum Permitted Balance is	$_________
B.	The Funded Outstandings are	$_________
C.	The Maximum Availability (A minus B) is	$_________

        The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this             day of                        ,             .

HERBST GAMING, INC., a Nevada corporation

Name:

Title:
Authorized Officer

Print
Name:

EXHIBIT C

CONVERSION NOTICE
[Form]

TO:
U.S. Bank National Association in its capacity as Lender under that certain Credit Agreement, dated as of September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Herbst Gaming, Inc., a Nevada corporation (the "Borrower"), the Collateral Guarantor therein named and U.S. Bank National Association (the "Lender"). Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

        This Conversion Notice is delivered to you pursuant to Section 2.05(c) of the Credit Agreement regarding the conversion of the rate of interest from the [Base Rate] [LIBOR Rate] to the [Base Rate] [LIBOR Rate] as specified below:

        The Borrower hereby requests that as of                        ,             , the rate of interest accruing on the Funded Outstandings be converted to the [Base Rate] [LIBOR Rate]:

        The undersigned Authorized Officer certifies that: (i) Borrower has not given a prior Conversion Notice within the last thirty (30) consecutive calendar days, and (ii) to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing.

        The undersigned Authorized Officer of Borrower has caused this Conversion Notice to be executed and delivered this    day of                        ,            .

HERBST GAMING, INC., a Nevada corporation

Name:

Title:
Authorized Officer

Print
Name:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:
U.S. BANK NATIONAL ASSOCIATION

        Reference is made to that certain Credit Agreement, dated as September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among HERBST GAMING, INC., a Nevada corporation (the "Borrower"), the Collateral Guarantor therein named and U.S. BANK NATIONAL ASSOCIATION (the "Lender"). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate ("Certificate") shall have the meanings defined and described in the Credit Agreement. This Certificate is delivered in accordance with Section 5.08(c) of the Credit Agreement.

        The period under review is the Fiscal Quarter ended [Insert Date], together with, unless otherwise indicated, the three (3) immediately preceding Fiscal Quarters on a four (4) Fiscal Quarter basis.

I. COMPLIANCE WITH AFFIRMATIVE COVENANTS
A.	FF&E (Section 5.01): Amount of FPG FF&E sold or disposed of not replaced by FPG FF&E of equivalent value and utility.	$_________
B.
	Compliance with Indenture and Indenture Security Documents (Section 5.03): Report any defaults under and any amendments, modifications or terminations which may have occurred under the Indenture and/or the Indenture Security Documents (other than with respect to the Indenture Amendment Documents).	_________
C.
	Permitted Encumbrances (Section 5.11): Describe any mortgage, deed of trust, pledge, lien, security interest, encumbrance, attachment, levy, distraint or other judicial process or burden affecting the Collateral other than the Permitted Encumbrances. Describe any matters being contested in the manner described in Section 5.10 of the Credit Agreement.	_________
D.	Suits or Actions (Section 5.15): Describe on a separate sheet any matters requiring advice to Lender under Section 5.15.	_________
E.
Additional Subsidiaries (Section 5.16): List on a separate sheet the name and state of incorporation or origination of each additional Subsidiary, other than Subsidiaries which have been disclosed in prior Compliance Certificates.
	Has each such additional Subsidiary joined in the execution of the Subsidiary Guaranty?	yes/no
Requirement: Must execute Subsidiary Guaranty within 30 days following creation of such Subsidiary.
II. FINANCIAL COVENANTS
A.
Cash Flow Leverage Ratio (Section 6.01): To be determined without regard to any Acquisition until such Acquisition has been owned by the Herbst Consolidation for a full Fiscal Quarter, and thereafter, until such Acquisition has been owned by the Herbst Consolidation for four (4) full Fiscal Quarters, with the annualization of certain financial categories as set forth below.
Funded Debt. To be calculated with respect to the Herbst Consolidation as of the end of the Fiscal Quarter set forth above:

a.	Daily average of the Funded Outstanding on the Credit Facility for the Fiscal Quarter under review		$_________
b.	Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and the current portions (without duplication) of all other interest bearing Indebtedness	+	$_________
c.	Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and current portion of Capitalized Lease Liabilities	+	$_________
d.	Plus the amount of all Contingent Liabilities	+	$_________
e.	TOTAL FUNDED DEBT (a + b + c + d)		$_________
Annualized Adjusted Rent Expense
f.
	Plus Rent Expense for the Fiscal Quarter under review and the three (3) immediately preceding Fiscal Quarters, including, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of Rent Expense attributable to the applicable Acquisition using the following calculations:	+	$_________
(i)
if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the Rent Expense applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);
(ii)
if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the Rent Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and
(iii)
if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the Rent Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).
g.	Total Annualized Rent Expense multiply by six (6)		$_________
		×	6
h.	Total Annualized Adjusted Rent Expense		$_________
i.	Total Numerator (e + h)		$_________
	Divided (÷) by:	÷
Annualized EBITDAR
To be calculated on a cumulative basis with respect to the Fiscal Quarter under review and the most recently ended three (3) Fiscal Quarters on a four (4) Fiscal Quarter basis, unless otherwise noted.
j.	Net income		$_________

2

k.	Plus any extraordinary non-recurring loss to the extent reflected in Net Income	+	$_________
l.	Less any extraordinary non-recurring gain to the extent reflected in Net Income	-	$_________
m.	Plus Interest Expense to the extent deducted in the determination of Net Income	+	$_________
n.	Plus Federal and state taxes on or measured by income to the extent deducted in the determination of Net Income	+	$_________
o.	Plus depreciation, amortization and all other non-cash expenses to the extent deducted in the determination of Net Income	+	$_________
p.	Plus Rent Expense to the extent deducted in the determination of Net Income	+	$_________
q.
	Plus, annualization of the amount of EBITDAR (without duplication) attributable to an Acquisition, in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, in such amount as is necessary to reflect the annualization of EBITDAR attributable to the applicable Acquisition using the following calculations:	+	$_________
(i)
if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the EBITDAR applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);
(ii)
if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the EBITDAR applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and
(iii)
if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the EBITDAR applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).
r.	TOTAL ANNUALIZED EBITDAR (j + k — l + m + n + o + p + q)		$_________
Cash Flow Leverage Ratio (i ÷ r)			:1
Maximum Permitted Cash Flow Leverage Ratio:			5.75 to 1.00

3

B.
Fixed Charge Coverage Ratio (Section 6.02): The following line items and Fixed Charge Coverage Ratio to be calculated with respect to the Herbst Consolidation on a cumulative basis with respect to each Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis unless otherwise noted, and shall be determined without regard to any Acquisition until such Acquisition has been owned by the Herbst Consolidation for a full Fiscal Quarter, and thereafter, until such Acquisition has been owned by the Herbst Consolidation for four (4) full Fiscal Quarters, with the annualization of certain financial categories as set forth below.
EBITDA
	a.	Net income
	b.	Plus any extraordinary non-recurring loss to the extent reflected in Net Income	+	$_________
	c.	Less any extraordinary non-recurring gain to the extent reflected in Net Income	+	$_________
	d.	Plus Interest Expense to the extent deducted in the determination of Net Income	+	$_________
	e.	Plus Federal and state taxes on or measured by income to the extent deducted in the determination of Net Income	+	$_________
	f.	Plus depreciation, amortization and all other non-cash expenses to the extent deducted in the determination of Net Income	+	$_________
	g.	Plus Tax Distributions to the extent deducted in the determination of Net Income	+	$_________
h.
		Plus annualization of the amount of EBITDA (without duplication) attributable to an Acquisition in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of EBITDA attributable to the applicable Acquisition using the following calculations:	+	$_________
(i)
if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the EBITDA applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);
(ii)
if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the EBITDA applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and
(iii)
if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the EBITDA applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).
	i.	TOTAL ANNUALIZED EBITDA		$_________

4

j.	Minus the aggregate amount of Distributions (exclusive of those Tax Distributions added back to the Net Income under subparagraph (g) above)	-	$_________
k.	Minus the higher of (i) $5,000,000.00, or (ii) fifty percent (50.0%) of the amount of Non-Financed Capital Expenditures, or (iii) fifty percent (50.0%) of the aggregate amount of Maintenance Capital Expenditures, or (iv) seven percent (7.0%) of Machinery and Equipment, or (v) fifty percent (50.0%) of depreciation.	-	$_________
l.	TOTAL ADJUSTED EBITDA (i - j - k)		$_________
Divided (÷) by the sum of:
m.
	Interest Expense (expensed and capitalized) during the Fiscal Quarter under review, together with the most recently ended three (3) preceding Fiscal Quarters, including in the event an Acquisition has been made by a member or members of the Herbst Consolidation and such Acquisition has been owned by the Herbst Consolidation for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of Interest Expense attributable to the applicable Acquisition using the following calculations:		$_________
(i)
if the applicable Acquisition has been owned by the Herbst Consolidation for one (1) full Fiscal Quarter, the Interest Expense applicable to such Acquisition for that Fiscal Quarter shall be multiplied by four (4);
(ii)
if the applicable Acquisition has been owned by the Herbst Consolidation for two (2) full Fiscal Quarters, the Interest Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by two (2); and
(iii)
if the applicable Acquisition has been owned by the Herbst Consolidation for three (3) full Fiscal Quarters, the Interest Expense applicable to such Acquisition for those Fiscal Quarters shall be multiplied by four-thirds (4/3).
n.	Plus principal payments required to be made on all interest bearing Indebtedness	+	$_________
o.	Plus principal payments required to be made on Capitalized Lease Liabilities	+	$_________
p.	Plus one-third (1/3) of the amount of the Aggregate Commitment as of the end of the Fiscal Quarter under review	+	$_________
q.	TOTAL CHARGES (m + n + o + p)		$_________
Fixed Charge Coverage Ratio (l ÷ q)			:1

5

	Minimum required Fixed Charge Coverage Ratio		1.15 to 1.00 as of the end of the first two (2) Fiscal Quarters following the Closing Date; and thereafter no less than 1.25 to 1.00
C.	Liquidity Requirement (Section 6.03): To be determined with respect to the Herbst Consolidation as of the end of the Fiscal Quarter under review:
a.
		Set forth the amount of Cash and Cash Equivalents owned by the Herbst Consolidation that is not (i) encumbered by or subject to any Lien, or (ii) required by the Nevada Gaming Authorities to be maintained in Cash or to meet bank roll requirement under Nevada Gaming Laws.	$_________
Minimum required $20,000,000.00
D.
	Restriction on Transfer of Ownership (Section 6.04): State whether or not any of the issued and outstanding stock of the Collateral Guarantor has been transferred to any Person other than Borrower. If so, on a separate sheet set forth the number of shares transferred, the date of such transfer and the name of the transferee.		_________
None permitted.
E.
	No Subsidiaries (Section 6.05): On a separate sheet, describe any Subsidiaries created by Borrower. State whether or not the creation of such Subsidiaries has been consented to by the Lender as required under Section 6.06 of the Credit Agreement.		_________
F.
	Margin Regulations (Section 6.06): Set forth the amount(s) of and describe on a separate sheet of paper any proceeds of a Borrowing used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.		$_________
III. NONUSAGE FEE CALCULATION
(Section 2.07b): To be calculated with respect to each Fiscal Quarter under review following the Closing Date:
	a.	Daily average of Maximum Permitted Balance
	b.	Less daily average of Funded Outstandings
	c.	Amount of Nonusage (a minus b)
	d.	Nonusage Fee Percentage	..125%
	e.	Gross Nonusage Fee (c times d)
	f.	Number of days in Fiscal Quarter under review
	g.	Nonusage Fee for Fiscal Quarter under review (e 360 × f)

6

IV.
 PERFORMANCE OF OBLIGATIONS

        A review of the activities of Borrower and the Herbst Consolidation during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period Borrower and the Herbst Consolidation performed and observed all of their respective obligations under the Loan Documents. The undersigned is not aware of any facts or circumstances which would make any of the calculations set forth above or attached hereto materially incorrect. On the basis of the foregoing, the undersigned certifies that the calculations made and the information contained herein are derived from the books and records of Borrower and the Herbst Consolidation and that each and every matter contained herein correctly reflects those books and records. Except as described in an attached document or in an earlier Certificate, to the best of my knowledge, as of the date of this Certificate no Default or Event of Default has occurred or remains continuing.

V.
 NO MATERIAL ADVERSE EVENT

        To the best of my knowledge, except as described in an attached document or in an earlier Certificate, no Material Adverse Change has occurred since the date of the most recent Certificate delivered to the Lender.

        DATED this            day of                        , 200    .

HERBST GAMING, INC., a Nevada corporation

Name:

Title:
Authorized Officer

Print
Name:

7

EXHIBIT E

AUTHORIZED OFFICER'S CERTIFICATE
OF
HERBST GAMING, INC., a Nevada corporation

        The undersigned hereby certify that the following persons currently have been authorized to act on behalf of Herbst Gaming, Inc. (the "Borrower"), holding the positions indicated next to their names, that the signatures appearing opposite their names below are true and genuine signatures of such persons, and that each of such persons shall be deemed an "Authorized Officer" as defined in and for the purposes used in connection with the Credit Agreement ("Credit Agreement"), dated as of the date hereof, executed by and among the Borrower, the Collateral Guarantor therein named and U.S. Bank National Association (the "Lender"), and such Authorized Officers are authorized to deliver on behalf of the Borrower the Notices of Borrowing, Conversion Notices, Compliance Certificates and all other notices, requests, reports, consents, certifications and authorizations on behalf of the Borrower under the Credit Agreement, and have been duly authorized by the Borrower as "Authorized Officers" for all purposes under the Credit Agreement and each related Loan Document.

        All capitalized terms used but not otherwise defined in this Certificate shall have the same meanings as set forth in the Credit Agreement.

NAME	POSITION	SIGNATURE

Edward Herbst	President and Chief Executive Officer	/s/ EDWARD HERBST
Mary Elizabeth Higgins	Chief Financial Officer	/s/ MARY E. HIGGINS
Mike Clark	Controller	/s/ MIKE CLARK

        IN WITNESS WHEREOF, the undersigned secretary of the Borrower has executed the foregoing Certificate on behalf of Borrower as of the 6thday of September, 2002.

BORROWER:

HERBST GAMING, INC., a Nevada corporation

By	/s/ EDWARD HERBST Edward Herbst, President

EXHIBIT F

OFFICERS' CLOSING CERTIFICATE

TO:
U.S. Bank National Association in its capacity as Lender under that certain Credit Agreement, dated as of September 6, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Herbst Gaming, Inc., a Nevada corporation (the "Borrower"), the Collateral Guarantor therein named and U.S. Bank National Association (the "Lender"). Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

        THE UNDERSIGNED, as an Authorized Officer of Borrower, does hereby make the following certifications pursuant to Article III of the Credit Agreement:

          (a)  the representations and warranties contained in Article IV of the Credit Agreement are true and correct on and as of the Closing Date in all material respects;

          (b)  Since the date of the most recent financial statements referred to in Sections 3.12 and 5.08(b) of the Credit Agreement, no Material Adverse Change has occurred nor has any event of circumstance which could reasonably be expected to result in a Material Adverse Change occurred;

          (c)  no event has occurred or as a result of any Borrowing contemplated under the Credit Agreement would occur and is continuing or would result from the making thereof, which constitutes a Default or Event of Default under the terms of the Credit Agreement;

          (d)  Borrower and each of the Subsidiary Guarantors have, as of the Closing Date, performed and complied with all agreements and conditions as are contained in the Credit Agreement and as are required thereby to be performed and complied with by Borrower and each such Subsidiary Guarantor prior to or as of the Closing Date; and

          (e)  The Credit Agreement, the Revolving Credit Note and the other Loan Documents have been duly authorized by all necessary action of Borrower's and the Collateral Guarantor's Board of Directors and have been executed and delivered on behalf of Borrower and the Collateral Guarantor by a duly authorized representative thereof.

        IN WITNESS WHEREOF, I have hereunto set my hand as of the 6th day of September, 2002.

BORROWER:

HERBST GAMING, INC., a Nevada corporation

By	/s/ EDWARD HERBST Edward Herbst, President

EXHIBIT G

FORM OF LEGAL OPINION
[Letterhead of Borrower's Counsel]

September    , 2002

U.S. Bank National Association
2300 W. Sahara, Ste. 120
Las Vegas, NV 89102

Attn: David L. Walquist, V.P.

  Re:
  Credit Agreement, dated as of September 6, 2002 (the "Credit Agreement"), by and among Herbst Gaming, Inc., a Nevada corporation (the "Borrower"), Flamingo Paradise Gaming, LLC, a Nevada limited liability company, dba Terrible's Hotel & Casino (the "Collateral Guarantor") and U.S. Bank National Association (the "Lender")

Dear Mr. Walquist:

        We are special counsel to Borrower and to the Collateral Guarantor and have acted in such capacity in connection with the preparation, execution and delivery of the Credit Agreement and each of the Loan Documents. This opinion is delivered to you at the request of Borrower and Collateral Guarantor pursuant to Section 3.06 of the Credit Agreement for the reliance of Lender and its successors and assigns.

        All capitalized terms which are used herein, and which are not otherwise defined herein, shall have the meaning which is set forth by Section 1.01 of the Credit Agreement.

        In rendering the opinions set forth herein we have: (i) examined, and are familiar with, originals of each of the executed Loan Documents; and (ii) made such inquiries, and reviewed such other documents, corporate documentation, trust documentation and records, as we deemed appropriate under the circumstances. In making such examination and review, we have assumed the genuineness of all signatures (other than the signatures of officers signing on behalf of the Borrower, the Collateral Guarantor and the signatures of the Subsidiary Guarantors), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed the valid authorization, execution and delivery of each Loan Document by each party thereto (other than the Borrower, the Collateral Guarantor and the Subsidiary Guarantors), and we have assumed, where applicable, that each such other party has been duly organized, is validly existing and in good standing under its jurisdiction of organization and possesses the corporate or other organization power to perform its obligations thereunder.

        We are not expressing any opinion as to the effect of the compliance or noncompliance of Lender with any state or federal laws or regulations which are applicable because of the legal or regulatory status, or the nature of the business of Lender.

        We are members of the bar of the State of Nevada and express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America.

        Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

          1.    Each of Borrower, ETTI, Market Gaming, Cardivan, Corral and CCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Collateral Guarantor and ETTELLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Borrower and each of the Subsidiary Guarantors (i) have all requisite power, authority and legal right to execute and deliver each document, agreement or certificate to which they, or any of them, are a party or by which they, or any of them, are bound in connection with the Credit Facility, to consummate the transactions and perform their respective obligations hereunder and thereunder, and to own their respective properties and assets and to carry on and conduct their respective business as presently conducted or proposed to be conducted, and (ii) have taken all necessary action to authorize the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which they, or any of them, are a party or by which they, or any of them, are bound and to consummate the transactions contemplated hereunder and thereunder.

          2.    Borrower and each of the Subsidiary Guarantors has duly authorized the execution, delivery and performance of each of the Loan Documents to which it is a party and the taking of any and all action necessary to carry out and give effect to the transactions contemplated to be performed on its respective part by the Credit Agreement, the Revolving Credit Note and each of the other Loan Documents, the Subsidiary Guaranty and each other document, agreement, certificate or instrument executed by them or any of them in connection with the Credit Facility.

          3.    Neither the execution and delivery of the Credit Agreement, the Revolving Credit Note or any other Loan Document, or any other agreement, certificate or instrument to which Borrower or the Subsidiary Guarantors are a party or by which they, or any of them, are bound in connection with the Credit Facility, nor the consummation of the transactions contemplated thereunder, or the compliance with or performance of the terms and conditions therein, is prevented by, limited by, conflicts in any material respect with, or will result in a material breach or violation of, or a material default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets by virtue of, the terms, conditions or provisions of (a) the Articles of Incorporation or Organization, Bylaws or Operating Agreement or other documents of organization or charter of the Borrower or any Subsidiary Guarantor, (b) the Indenture or any other evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which they, or any of them, are a party or by which they, or any of them, are bound, or (c) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which they, or any of them, are subject where such breach could reasonably be expected to result in a Material Adverse Change.

          4.    The Credit Agreement, the Revolving Credit Note, the Subsidiary Guaranty and all other Loan Documents have been duly executed and delivered by each of the Borrower and/or the Subsidiary Guarantors which is a party thereto and constitute legal, valid and binding obligations of each of the Borrower and the Subsidiary Guarantors, as the case may be, enforceable against each Borrower and the Subsidiary Guarantors which is a party thereto in accordance with their respective terms.

          5.    The FPG Security Agreement has been duly executed and delivered by the Collateral Guarantor.

          6.    Upon the filing of the Financing Statements listing the FPG FF&E and other Collateral therein described, in the office of the County Recorder of Clark County, Nevada, and in the office of the Secretary of State of Nevada, the security interest granted by the FPG Security Agreement will be a valid perfected security interest in the Collateral therein described in accordance with the Uniform Commercial Code as in force and effect in the State of Nevada, and no refiling or re-recording of such Financing Statements is required in order to maintain the security interest of Lender in said Collateral, except continuation statements which are required to be filed within six (6) months prior to the expiration of five (5) years from the date of the filing of the original Financing Statements.

          7.    The security interest evidenced by the FPG Security Agreement and FPG Financing Statement in favor of Lender, as secured party, constitutes Permitted Liens on the Separate Collateral as defined and described in the Indenture; the Liens perfected by the FPG Security

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  Agreement and FPG Financing Statements are senior in priority to the Liens securing the Indenture and the "Notes" as defined in the Indenture, as to the Collateral described in and encumbered by the FPG Security Agreement and FPG Financing Statements.

          8.    Except in complying with Nevada Gaming Commission ("NGC") Regulations 8 and 8A, respectively, no authorization, consent or other approval of, or registration, declaration or other filing with any Gaming Authority is required on the part of Borrower or the Subsidiary Guarantors for the execution and delivery by them of the Loan Documents, or for Borrowings under the Credit Agreement, or for the performance by Borrower or Subsidiary Guarantors of their respective obligations, under the Loan Documents.

          9.    The transactions contemplated by the Credit Agreement will not violate the usury laws of the State of Nevada.

        The opinions set forth in Paragraphs (4) through (6) above are subject to the additional qualifications that: (a) the enforcement of the Loan Documents and the Subsidiary Guaranty may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors' rights generally; (b) certain of the provisions contained in the Loan Documents and the Subsidiary Guaranty may be unenforceable in whole or in part, to the extent that any such provision may contravene the public policy of the State of Nevada; and (c) certain waivers contained in the Loan Documents may be unenforceable in whole or in part under the laws of the State of Nevada, but the inclusion of such provisions, as described in (b) and (c) above, does not affect the validity of such Loan Documents and such Loan Documents contain adequate provisions for enforcing payment of all monetary obligations thereunder and for the practical realization of the rights and benefits afforded thereby, provided such enforcement is conducted in accordance with the procedures established by the laws of the State of Nevada.

        This opinion is rendered to the Lender, and its successors and assigns, in connection with the transactions referred to herein and may not be relied on in any other context; nor may it be relied on by any other Person; nor shall there be any obligation to update this opinion. This opinion may not be quoted nor may copies hereof be furnished to any other Person without the prior written consent of the undersigned, except that the Lender, and its successors and assigns may furnish a copy hereof: (i) to their respective in-house and independent auditors and attorneys; (ii) to any Governmental Authority or authority having regulatory jurisdiction over the Lender, or its successors and assigns; (iii) pursuant to order or legal process of any court or Governmental Authority; (iv) in connection with any legal action to which Lender, or its successors and assigns, are a party arising out of the transactions referred to above; or (v) to a financial institution in connection with a proposed assignment of any interest in the Credit Facility or a proposed transfer of a participation interest in the Credit Facility.

                      Sincerely,

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EXHIBIT H

GENERAL CONTINUING SUBSIDIARY GUARANTY

        THIS GENERAL CONTINUING SUBSIDIARY GUARANTY ("Subsidiary Guaranty"), dated as of September 6, 2002, is executed and delivered by FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company, dba Terrible's Hotel & Casino, E-T-T, INC., a Nevada corporation, MARKET GAMING, INC., a Nevada corporation, E-T-T ENTERPRISES, L.L.C., a Nevada limited liability company, CARDIVAN COMPANY, a Nevada corporation, CORRAL COIN, INC., a Nevada corporation and CORRAL COUNTRY COIN, INC., a Nevada corporation, together with each other Person who may from time to time become a party hereto by execution of a Certificate of Joinder as described hereinbelow (each individually a "Guarantor" and collectively the "Guarantors"), in favor of Beneficiary, as hereinafter defined, and in light of the following:

        WHEREAS, for the purpose of this Subsidiary Guaranty, all capitalized terms not otherwise specifically defined herein shall have the same meaning given them in Section 1.01 of the Credit Agreement as though fully restated verbatim;

        WHEREAS, Borrower, Collateral Guarantor and Beneficiary entered into the Credit Agreement;

        WHEREAS, Guarantors will directly or indirectly benefit from the Credit Facility and financial accommodations established in favor of Borrower by reason of the contributions, capitalization and other financial and economic support to be provided to the Guarantors by Borrower; and

        WHEREAS, in order to induce Beneficiary to make Borrowings, loans, advances and extend financial accommodations to and for the benefit of Borrower pursuant to the Credit Agreement, including, without limitation, all future advances made thereunder, whether obligatory or at the option of Lender, and in consideration thereof, and in consideration of any Borrowings, loans, advances, or other financial accommodations heretofore or hereafter extended by Beneficiary to Borrower, whether pursuant to the Credit Agreement or otherwise, Guarantors have agreed to guaranty the Guaranteed Obligations.

        NOW, THEREFORE, in consideration of the foregoing, Guarantors hereby jointly and severally agree, in favor of Beneficiary, as follows:

        1.    Definitions and Construction.

          a.    Definitions.    The following terms, as used in this Subsidiary Guaranty, shall have the following meanings:

            "Beneficiary" shall mean U.S. Bank National Association in its capacity as the Lender under the Credit Agreement, together with its successors and assigns.

            "Borrower" shall mean Herbst Gaming, Inc., a Nevada corporation.

            "Credit Agreement" shall mean that certain Credit Agreement, dated as of September 6, 2002, executed by and among Borrower, Collateral Guarantor and Beneficiary, together with all Schedules, Exhibits and attachments thereto and all amendments, modifications, restatements and revisions thereof.

            "Credit Facility Indebtedness" shall mean any and all obligations, indebtedness, or liabilities of any kind or character owed to Beneficiary arising directly or indirectly out of or in connection with the Credit Agreement, the Revolving Credit Note or any of the other Loan Documents, including all such obligations, indebtedness, or liabilities, whether for principal, interest (including post petition interest and including any and all interest which, but for the application of the provisions of the Bankruptcy Code, would have accrued on such amounts), premium, reimbursement obligations, fees, costs, expenses (including attorneys' fees), or indemnity obligations, whether heretofore, now, or hereafter made, incurred, or created, whether voluntarily or involuntarily made, incurred, or created, whether secured or unsecured (and if secured, regardless of the nature or extent of the security), whether absolute or contingent, liquidated or unliquidated, or determined or indeterminate, whether Borrower is liable individually or jointly with others.

            "Guaranteed Obligations" shall mean: (a) the due and punctual payment of the principal of, and interest (including post petition interest and including any and all interest which, but for the application of the provisions of the Bankruptcy Code, would have accrued on such amounts) on, and premium, if any, on the Revolving Credit Note; and (b) the due and punctual payment of all present or future Credit Facility Indebtedness owing by Borrower.

            "Guarantor(s)" shall have the meaning set forth in the preamble to this Subsidiary Guaranty.

            "Subsidiary Guaranty" shall have the meaning set forth in the preamble to this document.

          b.    Construction.    Unless the context of this Subsidiary Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and other similar terms refer to this Subsidiary Guaranty as a whole and not to any particular provision of this Subsidiary Guaranty. Any reference in this Subsidiary Guaranty to any of the following documents includes any and all alterations, amendments, extensions, modifications, renewals, or supplements thereto or thereof, as applicable: the Loan Documents; the Credit Agreement; this Subsidiary Guaranty; and the Revolving Credit Note.

        2.    Guaranteed Obligations.    Guarantors hereby jointly and severally, irrevocably and unconditionally guaranty to Beneficiary, as and for their own debt, until final and indefeasible payment thereof has been made, (a) the due and punctual payment of the Guaranteed Obligations, in each case when the same shall become due and payable, whether at maturity, pursuant to a mandatory repayment requirement, by acceleration, or otherwise; it being the intent of Guarantors that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; (b) the punctual and faithful performance, keeping, observance, and fulfillment by Borrower of all of the agreements, conditions, covenants, and obligations of Borrower contained in the Credit Agreement, the Revolving Credit Note, the Environmental Certificate and under each of the other Loan Documents; and (c) in addition to the amounts stated above, any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Beneficiary in enforcing any rights under this Subsidiary Guaranty.

        3.    Continuing Guaranty.    This Subsidiary Guaranty includes Guaranteed Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guaranteed Obligations after prior Guaranteed Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Guarantors hereby waive any right to revoke this Subsidiary Guaranty as to future Credit Facility Indebtedness. If such a revocation is effective notwithstanding the foregoing waiver, Guarantors acknowledge and agree that (a) no such revocation shall be effective until written notice thereof has been received and acknowledged by Beneficiary, (b) no such revocation shall apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof to the extent permitted by law), (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Beneficiary in existence prior to the date of such revocation, (d) no payment by Guarantors, Borrower, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of Guarantors hereunder, and (e) any payment by Borrower or from any source other than Guarantors subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which is not, therefore, guarantied hereunder,

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and to the extent so applied shall not reduce the obligations of Guarantors hereunder with respect to the portion of the Guaranteed Obligations as to which the revocation is not effective.

        4.    Performance under this Subsidiary Guaranty.    In the event that Borrower fails to make any payment of any Guaranteed Obligations on or before the due date thereof, or if Borrower shall fail to perform, keep, observe, or fulfill any other obligations referred to in clause (b) of Section 2 hereof in the manner provided in the Credit Agreement, the Revolving Credit Note, or the other Loan Documents, as applicable, Guarantors immediately following demand therefor shall cause such payment to be made or each of such obligations to be performed, kept, observed, or fulfilled.

        5.    Primary Obligations.    This Subsidiary Guaranty is a primary and original obligation of Guarantors, is not merely the creation of a surety relationship, and is an irrevocable, absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the issuance of the Revolving Credit Note. Guarantors agree that they are directly, jointly and severally with any other guarantor of the Guaranteed Obligations, liable to Beneficiary, that the obligations of Guarantors hereunder are independent of the obligations of Borrower or any other guarantor, and that a separate action may be brought against Guarantors, whether such action is brought against Borrower or any other guarantor or whether Borrower or any such other guarantor is joined in such action. Guarantors agree that their liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Beneficiary of whatever remedies it may have against Borrower or any other Guarantor, or the enforcement of any lien or realization upon any security Beneficiary may at any time possess. Guarantors agree that any release which may be given by Beneficiary to Borrower or any other Guarantor shall not release Guarantors. Guarantors consent and agree that Beneficiary shall be under no obligation to marshal any property or assets of Borrower or any other Guarantor in favor of Guarantors, or against or in payment of any or all of the Guaranteed Obligations. Without limiting the generality of the foregoing, the liability of each Guarantor under this Subsidiary Guaranty shall be absolute, unconditional and shall not be affected or impaired by:

          a.    any amendment or modification (whether material or otherwise) of the Guaranteed Obligations or any direction as to application of payment by the Borrower or by any other Person;

          b.    any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other Person, as to the indebtedness of the Borrower;

          c.    any payment on or in reduction of any such other guaranty or undertaking;

          d.    any dissolution, termination or increase, decrease or change in personnel by the Borrower;

          e.    the failure to give notice to any Guarantor of the occurrence of a Default or an Event of Default under the provisions of the Credit Agreement or the failure, omission or delay by Beneficiary to enforce or exercise any right or remedy under the Guaranteed Obligations;

          f.      any taking, exchange, release or non-perfection of any security (including the Collateral), or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          g.    any manner of application of any security (including the Collateral), or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any security or any other assets of the Borrower;

          h.    the assignment of any right, title or interest of Beneficiary in the Credit Agreement or any other Loan Document to any other Person;

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          i.      any change in the corporate structure, or termination, dissolution, consolidation or merger of the Borrower or any Guarantor with or into any other entity, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets of the Borrower or any Guarantor, the marshalling of the asset and liabilities of the Borrower or any Guarantor, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustment of, or other similar proceedings affecting the Borrower or any Guarantor, or any of the assets of any of them;

          j.      any payment made to Beneficiary on the Guaranteed Obligations which the Beneficiary repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding; or

          k.    any other event or circumstance (including, without limitation, any statute of limitations), whether foreseen or unforeseen and whether similar or dissimilar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor, other than payment in full of the Guaranteed Obligations;

it being the intent of each Guarantor that its obligations hereunder shall not be discharged except by payment in full of the Guaranteed Obligations.

        6.    Waivers.

          a.    Guarantors hereby waive: (i) notice of acceptance hereof; (ii) notice of any Borrowings, advances, loans, or other financial accommodations made or extended under the Credit Agreement, or the creation or existence of any Guaranteed Obligations; (iii) notice of the amount of the Guaranteed Obligations, subject, however, to Guarantors' right to make inquiry of Beneficiary to ascertain the amount of the Guaranteed Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase Guarantors' risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to the Revolving Credit Note or any other instrument; (vi) notice of any Default or Event of Default under the Credit Agreement; and (vii) all other notices (except if such notice is specifically required to be given to Guarantors under this Subsidiary Guaranty or any other Loan Document to which Guarantors are party) and demands to which Guarantors might otherwise be entitled.

          b.    To the fullest extent permitted by applicable law, Guarantors waive the right by statute or otherwise to require Beneficiary to institute suit against Borrower or to exhaust any rights and remedies which Beneficiary has or may have against Borrower. In this regard, Guarantors agree that they are bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to Beneficiary by Guarantors. Guarantors further waive any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower in respect thereof.

          c.    To the maximum extent permitted by law, each Guarantor hereby waives: (i) any rights to assert against Beneficiary any defense (legal or equitable), set-off, counterclaim, or claim which Guarantors may now or at any time hereafter have against Borrower or any other party liable to Beneficiary; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (iii) any defense arising by reason of any claim or defense based upon an election of remedies by Beneficiary; (iv) any defense or benefit that may be derived from or afforded by law which limits the liability of or exonerates guaranties

4

  or sureties, including, without limitation, the benefits of Nevada Revised Statutes §§ 40.430-40.459, 40.475 and 40.485 as permitted by Nevada Revised Statutes § 40.495; and (v) any defense arising directly or indirectly by reason of any invalidity, irregularity or unenforceability of all or any part of the Credit Agreement, the Revolving Credit Note, any other Loan Document or the Guaranteed Obligations or of any security therefor.

          d.    Guarantors agree that if all or a portion of the Credit Facility Indebtedness or this Subsidiary Guaranty is at any time secured by a deed of trust or mortgage covering interests in real property, Beneficiary, in its sole discretion, without notice or demand and without affecting the liability of Guarantors under this Subsidiary Guaranty, may foreclose pursuant to the terms of the Credit Agreement or otherwise the deed of trust or mortgage and the interests in real property secured thereby by judicial, or where applicable, non-judicial sale. Guarantors understand that the exercise by Beneficiary of certain rights and remedies contained in the Credit Agreement and any such deed of trust or mortgage may affect or eliminate Guarantors' right of subrogation against Borrower and that Guarantors may therefore incur a partially or totally non-reimbursable liability hereunder. Nevertheless, Guarantors hereby authorize and empower Beneficiary to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantors that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Notwithstanding any foreclosure of the lien of any deed of trust or security agreement with respect to any or all of any real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Guarantors shall remain bound under this Subsidiary Guaranty including its obligation to pay any deficiency following a non-judicial or judicial foreclosure.

          e.    Until the Guaranteed Obligations shall have been indefeasibly paid in full and completely performed and the Credit Facility shall have terminated, Guarantors shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantors now have or may hereafter have against the Borrower or any of its assets in connection with this Subsidiary Guaranty or the performance by Guarantors of their respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantors now have or may hereafter have against the Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by Beneficiary, and (b) any right of contribution Guarantors may have against any other guarantor of the Credit Facility. Guarantors further agree that, to the extent the agreement to withhold the exercise of their respective rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantors may have against the Borrower or against any Collateral or security, and any rights of contribution Guarantors may have against any such other guarantor, shall be junior and subordinate to any rights Beneficiary may have against the Borrower, to all right, title and interest Beneficiary may have in any such Collateral or security, and to any right Beneficiary may have against such other guarantor. Beneficiary may use, sell or dispose of any item of Collateral or security as it sees fit without regard to any subrogation rights Guarantors may have, and upon any such disposition or sale any rights of subrogation Guarantors may have shall terminate. If any amount shall be paid to Guarantors on account of any such subrogation, reimbursement or indemnification rights at any time when all the Guaranteed Obligations shall not have been indefeasibly paid in full or completely performed, such amount shall be held in trust for Beneficiary and shall forthwith be paid over to Beneficiary to be credited

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  and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

          f.      To the fullest extent permitted by applicable law, each Guarantor hereby waives (i) any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to such Guarantor now or at any time hereafter, and all successor sections, and (ii) all rights and defenses arising out of an election of remedies by any Person, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation has destroyed such Guarantor's rights of subrogation and reimbursement against the Borrower or otherwise.

        7.    Releases.    Guarantors consent and agree that, without notice to or by Guarantors and without affecting or impairing the obligations of Guarantors hereunder, Beneficiary may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Credit Agreement, the Revolving Credit Note, or any of the other Loan Documents or may grant other indulgences to Borrower in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Credit Agreement, the Revolving Credit Note, or any of the other Loan Documents, or may, by action or inaction, release or substitute any other guarantor, if any, of the Guaranteed Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guaranteed Obligations (including the Collateral) or any other guaranty of the Guaranteed Obligations, or any portion thereof.

        8.    No Election.    Beneficiary shall have the right to seek recourse against Guarantors to the fullest extent provided for herein and no election by Beneficiary to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Beneficiary's right to proceed in any other form of action or proceeding or against other parties unless Beneficiary has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Beneficiary under any document or instrument evidencing the Guaranteed Obligations shall serve to diminish the liability of Guarantors under this Subsidiary Guaranty except to the extent that Beneficiary finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

        9.    Indefeasible Payment.    The Guaranteed Obligations shall not be considered indefeasibly paid for purposes of this Subsidiary Guaranty unless and until all payments to Beneficiary are no longer subject to any right on the part of any person whomsoever, including Borrower, Borrower as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of any Borrower's assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. In the event that, for any reason, all or any portion of the payments by the Guarantors to Beneficiary are set aside, whether voluntarily or involuntarily, after the making thereof, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and Guarantors shall be liable for the full amount Beneficiary is required to repay plus any and all costs and expenses (including attorneys' fees) paid by Beneficiary in connection therewith.

        10.  Financial Condition of Borrower.    Guarantors represent and warrant to Beneficiary that they are currently informed of the financial condition of Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantors further represent and warrant to Beneficiary that they have each read and understand the terms and conditions of the Credit Agreement, the Revolving Credit Note, and the other Loan Documents. Guarantors hereby covenant that they will continue to keep themselves informed of Borrower's financial condition, the financial condition of other guarantors, if any, and of

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all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations.

        11.  Subordination.    Upon the occurrence of an Event of Default, any indebtedness of Borrower to Guarantors shall be postponed in favor of and subordinated in full to the Guaranteed Obligations and any amounts collected or received by Guarantors shall be held in trust for and paid over to Beneficiary on account of the Credit Facility Indebtedness.

        12.  Deferral of Rights of Subrogation.    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Guarantor is a party, Guarantors hereby expressly agree with respect to Borrower and their successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, not to exercise, until the Guaranteed Obligations have been indefeasibly paid in full, and the Credit Facility terminated, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution (except as specifically provided in Section 13 below), to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which Guarantors may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Guarantors' execution, delivery and/or performance of this Subsidiary Guaranty or any other Loan Document to which any Guarantor is a party.

        13.  Right of Contribution.    Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of all payments made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of all such payments. The provisions of this Section 13 shall in no respect limit the obligations and liabilities of any Guarantor to Beneficiary, and, subject to the provisions of Section 14 below, each Guarantor shall remain liable to Beneficiary for the full amount guaranteed by such Guarantor hereunder. The "proportionate share" of any Guarantor shall be a fraction (which shall in no event exceed 1.00) the numerator of which is the excess, if any, of the fair value of the assets of such Guarantor over a fair estimate of the liabilities of such Guarantor and the denominator of which is the excess (but not less than One Dollar ($1.00)) of the fair value of the aggregate assets (without duplication) of all Guarantors over a fair estimate of the aggregate liabilities (without duplication) of all Guarantors. All relevant calculations shall be made as of the date such Guarantor became a Guarantor.

        14.  Liability.    Notwithstanding anything to the contrary elsewhere contained herein or in any Loan Document to which each Guarantor is a party, the aggregate liability of all Guarantors hereunder for payment and performance of the Guaranteed Obligations shall not exceed an amount which, in the aggregate, is One Dollar ($1.00) less than that amount which if so paid or performed would constitute or result in a "fraudulent transfer", "fraudulent conveyance", or terms of similar import, under applicable state or federal law, including without limitation, Section 548 of the United States Bankruptcy Code. The liability of each Guarantor hereunder is independent of any other guaranties at any time in effect with respect to all or any part of the Guaranteed Obligations, and each Guarantor's liability hereunder may be enforced regardless of the existence of any such guaranties. Any termination by or release of any Guarantor in whole or in part (whether it be another Guarantor under this instrument or not) shall not affect the continuing liability of any other Guarantor hereunder, and no notice of any such termination or release shall be required. The execution hereof by each Guarantor is not founded upon an expectation or understanding that there will be any other Guarantor of the Guaranteed Obligations.

        15.  Bankruptcy.    Guarantors hereby jointly and severally, unconditionally and irrevocably guaranty to Beneficiary the payment of any and all Guaranteed Obligations of the Borrower whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Subsections (f),

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(g) or (h) of Section 7.01 of the Credit Agreement, and unconditionally and irrevocably promise to pay such Guaranteed Obligations to the Beneficiary, on demand, in lawful money of the United States.

        16.  Representations, Warranties and Covenants.    In order to induce the Beneficiary to make the Borrowings, loans, advances and extend financial accommodations to and for the benefit of Borrower pursuant to the Credit Agreement, each Guarantor hereby represents, warrants and covenants that, as of the date hereof or as of the date of each Certificate of Joinder, as applicable:

          a.    It (i) is a duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has the power and authority to own its property and assets and to transact the business in which its is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a material adverse effect on the operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantors and the Borrower taken as a whole.

          b.    It has the power to execute, deliver and perform the terms and provisions of this Subsidiary Guaranty and has taken all necessary action to authorize the execution, delivery and performance by it of this Subsidiary Guaranty. It has duly executed and delivered this Subsidiary Guaranty, and this Subsidiary Guaranty constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors' rights and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          c.    Neither the execution, delivery or performance by it of this Subsidiary Guaranty, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any existing law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to the Guarantors, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which it is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of its charter or by-laws.

          d.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Subsidiary Guaranty or (ii) the legality, validity, binding effect or enforceability of this Subsidiary Guaranty, the failure of which could reasonably be expected to have a material adverse effect on the operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantors taken as a whole.

          e.    It has derived or expects to derive a financial advantage from each Borrowing, loan or other extension of credit and each renewal, extension, or other relinquishment of legal rights, made or granted or to be made or granted by the Beneficiary in connection with the Guaranteed Obligations. After giving effect to this Subsidiary Guaranty and the transactions contemplated hereby, it is not Insolvent or left with assets or capital that is unreasonably small in relation to its business or the Guaranteed Obligations. "Insolvent" means, with respect to any Guarantor, that (i) determined on the basis of a "fair valuation" or their "fair saleable value," the sum of such Guarantor's assets is less than its debts, or (ii) such Guarantor is generally not paying its debts as they become due.

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          f.      Each waiver set forth in this Subsidiary Guaranty is made with such Guarantor's full knowledge of its significance and consequences and after opportunity to consult with counsel of its own choosing and that, under the circumstances, each such waiver is reasonable and should not be found contrary to public policy or law.

          g.    There are no actions, suits or proceedings pending or, to the best knowledge of such Guarantor, threatened (i) with respect to this Subsidiary Guaranty or (ii) that are likely to have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantors taken as a whole.

          h.    All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of such Guarantor in writing to the Beneficiary (including without limitation all information contained herein) for purposes of or in connection with this Subsidiary Guaranty or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Guarantor in writing to the Beneficiary will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

          i.      It is not required to be registered as an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          j.      It is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        17.  Payments; Application.    All payments to be made hereunder by Guarantors shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset. All payments made by Guarantors hereunder shall be applied as follows: first, to all reasonable costs and expenses (including attorneys' fees) incurred by Beneficiary in enforcing this Subsidiary Guaranty or in collecting the Guaranteed Obligations; second, to all accrued and unpaid interest, premium, if any, and fees owing to Beneficiary constituting Guaranteed Obligations; and third, to the balance of the Guaranteed Obligations.

        18.  Costs to Prevailing Party.    If any action or proceeding is brought by any party against any other party under this Subsidiary Guaranty, the prevailing party shall be entitled to recover such costs and attorney's fees as the court in such action or proceeding may adjudge reasonable.

        19.  Notices.    All notices and other communications provided to any party hereto under this Subsidiary Guaranty shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below or below its signature hereto or to the Certificate of Joinder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

9

If to Beneficiary:	U.S. Bank National Association 2300 W. Sahara Avenue, Suite 120 Las Vegas, NV 89102
Attn: David L. Walquist, V.P.
With a copy to:	Timothy J. Henderson, Esq. Henderson & Morgan, LLC 164 Hubbard Way, Suite B Reno, Nevada 89502
If to Guarantor:	At the address or facsimile number set forth on the signature page hereto
With a copy to:	John Brewer 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89109-0907

        20.  Cumulative Remedies.    No remedy under this Subsidiary Guaranty, under the Credit Agreement, the Revolving Credit Note, or any Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Subsidiary Guaranty, under the Credit Agreement, the Revolving Credit Note, or any other Loan Document, and those provided by law. No delay or omission by Beneficiary to exercise any right under this Subsidiary Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of Beneficiary to exercise, and no delay in exercising, any right under this Subsidiary Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Subsidiary Guaranty preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Beneficiary to any other or further action in any circumstances without notice or demand.

        21.  Severability of Provisions.    Any provision of this Subsidiary Guaranty which is prohibited or unenforceable under applicable law, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

        22.  Joinder of Additional Guarantors.    Each other Subsidiary shall become a Guarantor under and become bound by the terms and conditions of this Subsidiary Guaranty by executing and delivering to Beneficiary a Certificate of Joinder substantially in the form attached hereto as Exhibit A, accompanied by such documentation as Beneficiary may require to establish the due organization, valid existence and good standing of such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform this Subsidiary Guaranty, and the identity, authority and capacity of each officer or representative thereof authorized to act on its behalf.

        23.  Entire Agreement; Amendments.    This Subsidiary Guaranty, together with any Certificate of Joinder, Exhibit A hereto, the Credit Agreement, the Revolving Credit Note and the Loan Documents constitute the entire agreement between Guarantors and Beneficiary pertaining to the subject matter contained herein. This Subsidiary Guaranty may not be altered, amended, or modified, nor may any provisions hereof be waived or noncompliance therewith consented to, except by means of a writing executed by Guarantors and Beneficiary. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Subsidiary

10

Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

        24.  Successors and Assigns.    This Subsidiary Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Beneficiary and its successors and assigns; provided, however, that no Guarantor shall assign any of its rights or obligations hereunder without the prior consent of the Beneficiary. In the event of any assignment or other transfer of rights by Beneficiary to a successor Lender, the rights and benefits herein conferred upon Beneficiary shall automatically extend to and be vested in such assignee or other transferee.

        25.  Choice of Law and Venue; Service of Process.    THE VALIDITY OF THIS SUBSIDIARY GUARANTY, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF GUARANTORS AND BENEFICIARY SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTORS WITH RESPECT TO THIS SUBSIDIARY GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEVADA, AND BY EXECUTION AND DELIVERY OF THIS SUBSIDIARY GUARANTY, GUARANTORS ACCEPT, FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE ASSETS, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS SUBSIDIARY GUARANTY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.

        26.  Waiver of Jury Trial.    TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTORS AND BENEFICIARY EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS SUBSIDIARY GUARANTY, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF GUARANTORS AND BENEFICIARY WITH RESPECT TO THIS SUBSIDIARY GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTORS AND BENEFICIARY EACH MUTUALLY HEREBY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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        IN WITNESS WHEREOF, the undersigned has executed and delivered this Subsidiary Guaranty as of the day and year first written above.

FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company, dba Terrible's Hotel & Casino
By	/s/ EDWARD HERBST Edward Herbst, Managing Member
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630
E-T-T, INC., a Nevada corporation
By	/s/ EDWARD HERBST Edward Herbst, President
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630

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MARKET GAMING, INC., a Nevada corporation
By	/s/ EDWARD HERBST Edward Herbst, President
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630
E-T-T ENTERPRISES, L.L.C., a Nevada limited liability company
By	/s/ EDWARD HERBST Edward Herbst, Managing Member
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630

13

CARDIVAN COMPANY, a Nevada corporation
By	/s/ EDWARD HERBST Edward Herbst, President
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630
CORRAL COIN, INC., a Nevada corporation
By	/s/ EDWARD HERBST Edward Herbst, President
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630
CORRAL COUNTRY COIN, INC., a Nevada corporation
By	/s/ EDWARD HERBST Edward Herbst, President
Address:
3440 West Russell Road Las Vegas, Nevada 89118 Attention: Mary E. Higgins
Telephone: (702) 889-7690 Facsimile: (702) 740-4630

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EXHIBIT A
TO
GENERAL CONTINUING SUBSIDIARY GUARANTY

CERTIFICATE OF JOINDER

        THIS CERTIFICATE OF JOINDER is executed as of                        , 200    , by                        , a                        ("Joining Party"), and delivered to U.S. BANK NATIONAL ASSOCIATION, as beneficiary ("Beneficiary") under the General Continuing Subsidiary Guaranty (the "Subsidiary Guaranty") dated as of September 6, 2002, made by FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company, dba Terrible's Hotel & Casino, E-T-T, INC., a Nevada corporation, MARKET GAMING, INC., a Nevada corporation, E-T-T ENTERPRISES, L.L.C., a Nevada limited liability company, CARDIVAN COMPANY, a Nevada corporation, CORRAL COIN, INC., a Nevada corporation and CORRAL COUNTRY COIN, INC., a Nevada corporation (each a "Guarantor", collectively "Guarantors") in favor of the Beneficiary. Terms used but not defined in this Certificate of Joinder shall have the meanings defined for those terms or incorporated by reference in the Subsidiary Guaranty.

R  E  C  I  T  A  L  S:

        A.    The Subsidiary Guaranty was executed by the Guarantors in favor of the Beneficiary in its capacity as the Lender under that certain Credit Agreement (the "Credit Agreement") dated as of September 6, 2002, executed by and among Herbst Gaming, Inc., a Nevada corporation ("Borrower), the Collateral Guarantor therein named and Beneficiary.

        B.    Joining Party has become a Subsidiary of Borrower and as such is required pursuant to Section 5.16 of the Credit Agreement to become a Guarantor.

        C.    Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the Credit Facility under the Credit Agreement.

AGREEMENT

        1.    By this Certificate of Joinder, Joining Party shall and does hereby become and constitutes a "Guarantor" under and pursuant to Paragraph 20 of the Subsidiary Guaranty. Joining Party agrees that, upon its execution hereof, it is a Guarantor under the Subsidiary Guaranty with respect to all Guaranteed Obligations of Borrower heretofore or hereafter incurred under the Loan Documents, and will be jointly and severally bound by all terms, conditions, and duties applicable to a Guarantor under the Subsidiary Guaranty to the same extent as if Joining Party had originally executed the Subsidiary Guaranty on the Closing Date.

        2.    The effective date of this Certificate of Joinder is                        , 200  .

"JOINING PARTY":

a

By
Name
Title

Address:

Telephone:
Facsimile:

ACKNOWLEDGED:

U.S. BANK NATIONAL ASSOCIATION, Beneficiary

By
Name
Title

2

EXHIBIT I

LEGAL DESCRIPTION OF REAL PROPERTY

The land referred to herein is situated in the State of Nevada, County of Clark and is described as follows:

That portion of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) of Section 22, Township 21 South, Range 61 East, M.D. B. & M., described as follows:

Parcel I, as shown by Parcel Map in File 26 of Parcel Maps, page 26, in the Office of the County Recorder of Clark County, Nevada.

Subject to a right of way and easement for the benefit of the fee owner of Parcel 2, as shown by Parcel Map in File 26, page 26, recorded May 30, 1979 as Document No. 1022111 of Official Records, Clark County, Nevada, over and across the following described premises:

A strip of land being 25.00 feet in width, 12.50 feet on each side of the following described centerline:

That portion of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) of Section 22, Township 21 South, Range 61 East, M.D.B. & M., Clark County, Nevada, as described as follows:

Commencing at the Northwest corner of said Section 22;

THENCE South 88o 55' 56" East along the North line thereof, a distance of 1,030.21 feet;

THENCE South 00o 44' 11" East, a distance of 92.64 feet to a point in the present Southerly right of way line of Flamingo Road, being the TRUE POINT OF BEGINNING;

THENCE South 00o 44' 11" East, a distance of 576.22 feet to the TRUE POINT OF ENDING.

QuickLinks

  EXHIBIT 10.3
CREDIT AGREEMENT